                                                               EXHIBIT (a)(i)(A)


                         CLICKSOFTWARE TECHNOLOGIES LTD.

                                70 Blanchard Road
                         Burlington, Massachusetts 01803
                         (888) 438-3308, (781) 272-5903

                               34 Habarzel Street
                             Tel Aviv, Israel 69710
                                (972)-3-765-9400





                                OFFER TO EXCHANGE
         OUTSTANDING OPTIONS TO PURCHASE ORDINARY SHARES FOR NEW OPTIONS





                                 April 15, 2003





This document constitutes part of the prospectuses relating to the ClickSoftware Technologies Ltd. 1996 Option Plan, 1997 Option Plan, 1998 Option Plan, 1999 Option Plan, 2000 U.S. Option Plan, 2000 Israeli Plan, Amended and Restated 2000 Share Option Plan, and 2000 Approved U.K. Share Scheme covering securities that have been registered under the Securities Act of 1933, as amended.

                         CLICKSOFTWARE TECHNOLOGIES LTD.



                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
                   TO PURCHASE ORDINARY SHARES FOR NEW OPTIONS


--------------------------------------------------------------------------------

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
                                  ISRAEL TIME,
                  ON MAY 15, 2003, UNLESS WE EXTEND THE OFFER.


--------------------------------------------------------------------------------

         Beginning on April 15, 2003, we are offering all of our employees (including those of our subsidiaries) (other than our Chief Executive Officer) resident in the United States, Israel, Germany and the United Kingdom, and our service provider resident in Israel who has received options, the opportunity to exchange all outstanding options ("Eligible Options") to purchase our ordinary shares, NIS 0.02 par value per share ("Ordinary Shares"), that were granted to them under our stock incentive plans (the "Option Plans"), for a designated number of replacement options to purchase Ordinary Shares ("Replacement Options"). The exact number of Ordinary Shares underlying the Replacement Options to be granted to you will depend on the exercise price of the Eligible Options that you elect to exchange and will range between 50% and 5% of the number of shares underlying the Eligible Options that you elect to exchange. This offer is currently scheduled to expire on May 15, 2003 unless we extend the offer. If you wish to accept this offer with respect to any particular grant of Eligible Options, you must exchange all of your Eligible Options subject to that grant. The Replacement Options will be granted on December 3, 2003, or a later date to be determined by our Board of Directors if the Offer is extended by a postponement of the Expiration Date, as defined below ("Replacement Option Grant Date").

         We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange Outstanding Options to Purchase Ordinary Shares ("Offer to Exchange"). This Offer to Exchange, along with the Election Form, as they may be amended from time to time, constitutes the "Offer". This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. Participation in this Offer is completely voluntary. This Offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

         THIS OFFER IS BEING EXTENDED ONLY TO EMPLOYEES RESIDENT IN THE UNITED STATES, ISRAEL, GERMANY AND THE UNITED KINGDOM AND OUR SERVICE PROVIDER RESIDENT IN ISRAEL WHO HAS RECEIVED OPTIONS. WE HAVE EXCLUDED EMPLOYEES RESIDENT IN OTHER COUNTRIES. ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD

ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

         The Ordinary Shares are quoted on the Nasdaq SmallCap Market under the symbol "CKSW" On April 11, 2003, the closing price of the Ordinary Shares as reported on the Nasdaq SmallCap Market was $0.25 per share. We recommend that you obtain current market quotations for the Ordinary Shares before deciding whether to elect to exchange your Eligible Options.

         You should e-mail questions about this Offer or requests for assistance in completing the related documentation to alex.shafir@clicksoftware.com (please be sure to include a phone number where you can be reached).

         The Replacement Options are being offered in this transaction pursuant to an exemption granted by the Israel Securities Authority.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                 April 15, 2003

                              IMPORTANT INFORMATION

         You will be receiving a separate personalized Election Form listing all unexercised options in the Company (both vested and unvested) that you currently hold issued to you under the Option Plans. You will receive your Election Form via mail. If you wish to accept this Offer, you must complete and sign your Election Form and submit it via fax (972-3-765-9412) or hand delivery to Anat Sadeh at our Israel offices, 34 Habarzel Street, Tel Aviv, 69710, Israel before 5:00 p.m., Israel time, on May 15, 2003, or a later date if we extend the Offer (the "Expiration Date").

         If you wish to decline this Offer, we still request that you complete, sign and submit your Election Form, checking the box that states "I decline to participate in the Exchange program." If you do not submit an Election Form prior to the Expiration Date, or if you submit an incomplete or incorrectly completed form, you will be considered to have rejected the Offer.

         You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept this Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. However, you will be required to return your stock option agreements upon our request.

         The exercise price of the Replacement Options will be equal to 100% of the fair market value of the Ordinary Shares on the Replacement Option Grant Date, which will be the closing price of our Ordinary Shares as reported by the Nasdaq SmallCap Market on the business day immediately prior to the Replacement Option Grant Date. We do not know what the exercise price of the Replacement Options will be, and therefore, we cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult with your personal advisors to determine the specific financial and tax consequences relevant to your participation in the Offer. The information about this Offer is limited to this document and the attached Tender Offer Statement on Schedule TO.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR OPTIONS IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT AND THE ATTACHED TENDER OFFER STATEMENT ON SCHEDULE TO. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


                                             TABLE OF CONTENTS


                                                                                                      PAGE
GLOSSARY OF TERMS.......................................................................................1

SUMMARY OF TERMS........................................................................................2

CERTAIN RISKS OF PARTICIPATING IN THE OFFER............................................................14

THE OFFER..............................................................................................31

1.       TERMS OF THE OFFER; ELIGIBILITY, NUMBER OF OPTIONS; EXPIRATION DATE...........................31

2.       PURPOSE OF THE OFFER..........................................................................33

3.       FUTURE PLANS..................................................................................34

4.       ELECTION PROCEDURES...........................................................................35

5.       WITHDRAWAL RIGHTS AND CHANGE IN ELECTION......................................................37

6.       ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT
         OPTIONS.......................................................................................37

7.       CONDITIONS OF THE OFFER.......................................................................37

8.       PRICE RANGE OF ORDINARY SHARES................................................................41

9.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS..............................41

10.      INFORMATION CONCERNING THE COMPANY............................................................45

11.      INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE
         OPTIONS.......................................................................................46

12.      STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER........................................48

13.      LEGAL MATTERS; REGULATORY APPROVALS...........................................................48

14.      MATERIAL TAX CONSEQUENCES.....................................................................48

15.      EXTENSION OF THE OFFER; TERMINATION; AMENDMENT................................................55

16.      FEES AND EXPENSES.............................................................................56

17.      ADDITIONAL INFORMATION........................................................................56

18.      FINANCIAL STATEMENTS..........................................................................58

19.      FORWARD LOOKING STATEMENTS; MISCELLANEOUS.....................................................58

SCHEDULE A-Information about our Directors and Executive Officers.....................................A-1
SCHEDULE B-Financial Statements of ClickSoftware Technologies Ltd.....................................B-1


                                         GLOSSARY OF TERMS

1933 ACT                                 The Securities Act of 1933, as amended.

CODE                                     The Internal Revenue Code of 1986, as amended.

COMPANY                                  ClickSoftware Technologies Ltd.

ELECTION FORM                            The form to be completed by all eligible participants in the Offer, identifying which option grants, if any, the employee chooses to have participate in the Share Option
                                         Exchange Program.

ELIGIBLE OPTIONS                         Options to purchase Ordinary Shares granted under Option Plans.

EXPIRATION DATE                          May 15, 2003, or a later date if we extend the Offer.

OFFER (also referred to as the
STOCK OPTION EXCHANGE PROGRAM)           This voluntary program permitting eligible employees to cancel their Eligible Options and exchange them for Replacement Options to purchase a designated number of shares of our Ordinary Shares.

OFFER TO EXCHANGE                        This document describing the material terms and conditions of the Offer.

OPTION PLANS                             Our existing stock incentive plans as set forth in Section 17 of this Offer to Exchange, which includes the following Plans: our 1996 Option Plan, 1997 Option Plan, 1998 Option
                                         Plan, 1999 Option Plan, 2000 U.S. Option Plan, 2000 Israeli Plan, Amended and Restated
                                         2000 Share Option Plan and 2000 Approved UK Share Scheme.

ORDINARY SHARES                          Our Ordinary Shares, NIS 0.02 par value per share.

REPLACEMENT OPTIONS                      Options to purchase Ordinary Shares to be granted by, and under the terms of, this Offer, in exchange for Eligible Options, to be granted under the 2000 U.S. Option Plan, the 2000
                                         Israeli Plan (with certain changes necessary to implement the Offer) and the related
                                         Amended and Restated 2000 Share Option Plan, or the 2000 Approved UK Share Scheme, as the
                                         case may be.

REPLACEMENT OPTION GRANT DATE            This is the date that is at least six months and one day after the Expiration Date, on which you will be granted Replacement Options for the Eligible Options you elected to exchange as of the Expiration Date.  We expect this to be December 3, 2003, or a later date to be determined by our Board of Directors if we extend the Offer by postponing the
                                         Expiration Date.

SEC                                      The Securities And Exchange Commission.

SECURITIES EXCHANGE ACT                  Securities Exchange Act of 1934, as amended.

                                SUMMARY OF TERMS

         This summary highlights the most material information from this Offer to Exchange. To understand the Offer fully and for a more complete description of the terms of the offer, you should read carefully this entire Offer to Exchange.

         The references to Section numbers in these Questions and Answers are to Section numbers in the Offer to Exchange materials immediately following these Questions and Answers.

The Questions and Answers are grouped under the following categories:

    o    General Discussion of the Stock Option Exchange Program

    o    The Basics of the Stock Option Exchange Program

    o    Vesting, Exercise Price and Term of Replacement Options

    o    How the Option Cancellation and Exchange Works

    o    The Duration of this Offer

    o    Tax Status of Replacement Options; Tax Considerations

    o    How to Elect to Exchange Your Eligible Options

    o    Miscellaneous and More Information

GENERAL DISCUSSION OF THE STOCK OPTION EXCHANGE PROGRAM

Q1       WHAT IS THE STOCK OPTION EXCHANGE PROGRAM?

A1 Our Stock Option Exchange Program is a voluntary program permitting eligible employees to cancel their Eligible Options and exchange them for Replacement Options. The exact number of Replacement Options to be granted will depend upon the number of your options that are Eligible

         Options and the number of those options that you elect to exchange. The Replacement Options will be granted on the Replacement Option Grant Date, and will have an exercise price to be determined when they are granted. The exercise price of the Replacement Options will be equal to 100% of the fair market value of the Ordinary Shares on the Replacement Option Grant Date, which will be the closing price of our Ordinary Shares as reported by the Nasdaq SmallCap Market on the business day immediately prior to the Replacement Option Grant Date. The exchange ratio is explained more fully in Question and Answer 14 and in Section 1 of the Offer to Exchange. Generally, Replacement Options will be issued under the same Option Plan as the corresponding Eligible Option pursuant to the terms of that Option Plan. However, Replacement Options issued to Israeli residents will be issued under the 2000 Israeli Plan (with certain changes necessary to implement the Offer) and the related Amended and Restated 2000 Share Option Plan.

Q2       WHY ARE WE OFFERING THE STOCK OPTION EXCHANGE PROGRAM?

A2 We are offering the Stock Option Exchange Program because of a decline in the price of our Ordinary Shares. We recognize that the exercise prices of a significant portion of outstanding options to purchase our Ordinary Shares are currently higher than the price of our Ordinary Shares as reported on the Nasdaq SmallCap Market, which has reduced the potential value of your options and our stock option program to you. We believe that making this Offer will also maximize stockholder value by creating better performance incentives and thus increasing retention of our employees and service provider. (See Section 2).

         We designed our stock option program to be a valuable long-term incentive to you and to reward you for your contributions to our long-term business success. Our stock option program allows you to buy a specific number of our Ordinary Shares at a set exercise price on a future date. The exercise price is the price per Ordinary Share equal to the fair market value of our Ordinary Shares on the date that your stock option is granted and is contained in your option agreement. If the fair market value of our Ordinary Shares at the time of exercise of your option is greater than the exercise price of the Ordinary Shares in your option, you will have the opportunity to purchase Ordinary Shares with a built-in gain at the time you exercise your option. The built-in gain would be equal to the difference in the value of the Ordinary Shares on the day you exercise all or part of your options and the exercise price. However, if the current fair market value of our Ordinary Shares at the time of exercise of your option is less than the exercise price of the Ordinary Shares in your option, you will be unable to realize any built-in gain upon exercise of your option. This is the case for many options outstanding which is why we are offering you the opportunity to participate in our Stock Option Exchange Program. The Stock Option Exchange

         Program will give you the opportunity to own options that over time may have a greater potential to increase in value than your current options, although we cannot guarantee that the new options will increase in value. Your participation in this Offer is voluntary, and we will allow you to either keep your current Eligible Options at their current exercise price or cancel those Eligible Options in exchange for Replacement Options, which will be granted on the Replacement Option Grant Date (See Section 2).

Q3       WHAT OPTIONS MAY I EXCHANGE AS PART OF THIS PROGRAM?

A3 We are offering to exchange Eligible Options which are any options that are currently outstanding under any of our Option Plans that are held by our employees and by employees of our subsidiaries (other than our Chief Executive Officer), in each case resident in Israel, the United States, Germany or the United Kingdom, and by our service provider resident in Israel who has received options. Ordinary Shares issued based upon the exercise of options are not eligible to participate in the Offer. (See Section 1)

Q4       ARE THERE CONDITIONS TO THE OFFER?

A4 The Offer is subject to a number of conditions, including the conditions described in Section 7. However, the Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of options being exchanged.

Q5 ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY IN ORDER TO RECEIVE THE REPLACEMENT OPTIONS?

A5 You must be one of our employees or an employee of one of our subsidiaries (other than our Chief Executive Officer) who is resident in the United States, Israel, Germany or the United Kingdom, or our service provider resident in Israel who has received options, on the Expiration Date and you must remain continuously employed or in service through the Replacement Option Grant Date to receive Replacement Options (employees on short-term paid leaves of absence, whether paid directly by the Company or by third-party insurers, will be considered employees for the purposes of this Offer). If, on the Expiration Date, you are not an employee or a service provider resident in Israel who has received options , you will not be eligible to exchange any Eligible Options and any election you may have made will not be accepted by us. If you do not remain an employee or service provider, as the case may be, through the Replacement Option Grant Date and your Eligible Options were cancelled under this Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated.

         In addition if you are an employee, but do not reside in the United States, Israel, Germany or the United Kingdom, and you are not our service provider resident in Israel who has received options, you will not be eligible to exchange any Eligible Options. (see Section 1)

Q6 IF I AM AN EMPLOYEE BASED IN A JURISDICTION OUTSIDE ISRAEL OR THE UNITED STATES, ARE THERE ANY SPECIAL CONDITIONS OR ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY IN ORDER TO PARTICIPATE IN THE OFFER? IS IT POSSIBLE THAT THE GRANT OF REPLACEMENT OPTIONS MAY BE DELAYED BEYOND THE REPLACEMENT OPTION GRANT DATE DUE TO LOCAL LAWS, SUCH AS SECURITIES LAWS?

A6 Certain of the jurisdictions outside of Israel and the United States may require specific securities or other regulatory approvals. In addition, the tax consequences of the exchange of Eligible Options may differ from one jurisdiction to another. (See Sections 7, 13 and 14)

THE BASICS OF THE STOCK OPTION EXCHANGE PROGRAM

Q7       HOW DOES THE OFFER WORK?

A7 From April 15, 2003 until 5:00 p.m., Tel Aviv time, on the Expiration Date, you may decide to exchange any or all of your Eligible Options on a grant by grant basis for Replacement Options, which will be granted on the Replacement Option Grant Date. If you wish to accept this Offer, you must exchange all of your Eligible Options on a grant by grant basis. With respect to each grant, you cannot exchange part of any particular Eligible Option grant and keep the balance; you may either retain or exchange all unexercised options that are subject to each particular Eligible Option grant. The number of Ordinary Shares underlying the Replacement Options will be less than the number of shares underlying your Eligible Options at an exchange ratio that depends on the exercise price of the Eligible Options to be cancelled (the ratio ranging from 0.50 shares underlying Replacement Options to 0.05 shares underlying Replacement Options for each share underlying Eligible Options). (See Section 1)

Q8       WHEN WILL I BE GRANTED MY REPLACEMENT OPTIONS?

A8 You will be granted your Replacement Options on the Replacement Option Grant Date. We expect the Replacement Option Grant Date to be December 3, 2003, unless we extend the Offer by postponing the Expiration Date. We will distribute the Replacement Option agreements following the Replacement Option Grant Date. (See Section 6)

Q9 WHY WON'T I BE GRANTED MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

A9 In order to avoid negative accounting consequences to our financial statements that can result from stock option exchanges, we cannot grant Replacement Options for at least six months and one day after the Expiration Date. Therefore, you will not be granted your Replacement Options until the Replacement Option Grant Date. Similarly, if you participate in the Offer, you will not be eligible to be granted any new options until the Replacement Option Grant Date. (See Sections 6 and 7)

VESTING, EXERCISE PRICE AND TERM OF REPLACEMENT OPTIONS

Q10      WHAT IS THE EXERCISE PRICE FOR THE REPLACEMENT OPTIONS?

A10 The exercise price of your Replacement Options will be the fair market value of our Ordinary Shares on the business day immediately prior to the Replacement Option Grant Date. The fair market value of our Ordinary Shares on the business day immediately prior to the Replacement Option Grant Date will be the closing sales price of our Ordinary Shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq SmallCap Market on the business day immediately prior to the Replacement Option Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options you exchanged. Therefore, we recommend that you obtain current market quotations for our Ordinary Shares before deciding whether to elect to participate in the Offer. (See Section 9)

Q11      HOW LONG IS THE OPTION TERM OF THE REPLACEMENT OPTIONS?

A11 All Replacement Options will have a term of four years from the date of the grant. However, if your employment (or other relationship, as the case may be) with us is terminated, the option expiration term may be shortened in accordance with the terms of the Option Plans. (See
         Section 9)

Q12      HOW WILL MY REPLACEMENT OPTIONS VEST?

A12 Each Replacement Option will be fully vested and exercisable as of the date of grant. (See Section 9)

Q13 WHAT IF MY EMPLOYMENT OR OTHER SERVICE RELATIONSHIP IS TERMINATED AFTER I ELECT TO EXCHANGE MY ELIGIBLE OPTIONS IN THIS PROGRAM?

A13 Your rights in the event that you are no longer employed by us or are no longer a service provider of ours at any time with respect to the Offer are as follows:

         o If your employment or service terminates for any reason prior to the Expiration Date, then your Eligible Options that you elect to exchange in the Offer will not be exchanged or cancelled in the Offer, and your rights with respect to these and any other of your other options will continue to be governed by the provisions of the Option Plans under which they were granted;

         o If your employment or service terminates for any reason after the Expiration Date, but before your Replacement Options are granted to you on the Replacement Option Grant Date, then your Eligible Options that you elect to exchange will have been cancelled and you will not receive them back nor will you receive anything in exchange for them.

         o If your employment or service terminates for any reason after the Replacement Option Grant Date, you will already have been granted your Replacement Options and your rights with respect to those options will be governed by the provisions of the Option Plans under which the options they replace were granted.

         o For further information on the effects of any termination of your employment, see Sections 1and 9 and "Certain Risks of Participating in the Offer."

HOW THE OPTION CANCELLATION AND EXCHANGE WORKS

Q14 IF I EXCHANGE MY ELIGIBLE OPTIONS, HOW MANY SHARES OF ORDINARY SHARES WILL I BE ABLE TO PURCHASE UNDER MY REPLACEMENT OPTIONS?

A14 In order to determine the number of Ordinary Shares that will be subject to a Replacement Option, you must multiply the number of shares subject to your Eligible Option by the applicable exchange ratio with the result being rounded up to the next whole share. The applicable exchange ratio will depend on the exercise price of the Eligible Options to be cancelled, as described in more detail in Section 1. The exchange ratio will range from 0.50 to 0.05. That means for each Ordinary Share underlying the Eligible Options you elect to cancel, you will receive between 0.50 and 0.05 of a share under the Replacement Option.

         The exchange ratios will be as follows:

 Exercise Price of Eligible Option to be
                Cancelled                              Exchange Ratio
---------------------------------------     ------------------------------------
                  $0.58                                     0.50
                0.75-0.85                                   0.35

                1.00-1.26                                   0.30
                1.39-1.83                                   0.20
                3.67-4.38                                   0.10
               8.00-10.00                                   0.05

         EXAMPLE 1: Employee exchanges Eligible Options to purchase 113 shares with an exercise price of $1.83. Eligible Options with this exercise price will have an exchange ratio of 20%. The number of Ordinary Shares under the Replacement Options would be calculated by multiplying 0.20 and 113, which yields 22.60 (0.20 x 113 = 22.60). Since the product is always rounded up to the nearest whole share, the employee's Replacement Option will be exercisable for 23 shares.

Q15 IF I ELECT TO EXCHANGE MY ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

A15 If you have more than one Eligible Option grant, then you may exchange any or all of them on a grant by grant basis. You cannot, however, exchange only some Eligible Options from any particular grant of Eligible Options. If you elect to exchange any particular grant of Eligible Options, you must exchange all unexercised options that are subject to that grant of Eligible Options. An election to exchange less than all of your options from any individual grant of Eligible Options will not be accepted. (See Section 1)

         EXAMPLE 2: Employee has two Eligible Option grants of 1,000 shares each. The employee could elect to participate in the program with respect to one or both of those 1,000 share grants, but could not elect to participate with respect to a fraction of a grant.

Q16      WHAT IF MY ELIGIBLE OPTIONS ARE NOT CURRENTLY VESTED? CAN I EXCHANGE
         THEM?

A16 Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer. You may exchange vested, unvested or partially vested options.

Q17 CAN I EXCHANGE THE REMAINING PORTION OF AN ELIGIBLE OPTION GRANT THAT I HAVE PARTIALLY EXERCISED?

A17 Yes. However, only unexercised options underlying an Eligible Option grant may be exchanged and you must elect to exchange ALL remaining unexercised options that are subject to that Eligible Option grant. (See Section 1)

Q18 IF I ELECT TO EXCHANGE ANY ELIGIBLE OPTION GRANT AS PART OF THE OFFER, ARE ANY OF MY OTHER OPTIONS AFFECTED?

A18 No. However, if your Eligible Options are incentive stock options for United States tax purposes, there is a chance that they could be affected, even if you do not exchange them or participate in this offer at all. If you reject this offer, we believe that the U.S. federal income tax treatment of your outstanding incentive stock options will not change. However, there is a possibility that the IRS will view this offer as a modification of those options. The IRS has asserted this position in the past with respect to a different company in an option exchange program that was similar but not identical to this offer. If the IRS asserts this position with respect to our offer and is successful, it could extend the holding period that is required to be met in order for your incentive stock options to qualify for favorable tax treatment. If the holding period is extended and you sell or otherwise dispose of the modified incentive stock options before the end of the extended holding period, your incentive stock option could be taxed similarly to a nonqualified stock option. We recommend that you consult with your tax advisor to discuss this further.

THE DURATION OF THIS OFFER

Q19      HOW LONG WILL THIS OFFER REMAIN OPEN?

A19 Presently, the Offer is scheduled to begin on April 15, 2003, and to remain open until 5:00 p.m., Israel time, on the Expiration Date. We have no plans to postpone the Expiration Date beyond May 15, 2003. However, if we do postpone the Expiration Date, you will be notified of the postponement. If we postpone the Expiration Date, we will announce the postponement no later than 9:00 a.m., Israel time, on May 16, 2003. (See Section 15)

Q20 IF THE EXPIRATION DATE IS POSTPONED, HOW DOES THE POSTPONEMENT IMPACT THE DATE ON WHICH MY REPLACEMENT OPTIONS WILL BE GRANTED?

A20 If we postpone the Expiration Date, the Replacement Option Grant Date will be postponed to a day that is at least six months and one day after the postponed Expiration Date.

TAX STATUS OF REPLACEMENT OPTIONS; TAX CONSIDERATIONS

Q21      HOW WILL MY REPLACEMENT OPTIONS BE TREATED FOR ISRAELI TAX PURPOSES?

A21 In accordance with a ruling obtained from the Israeli Tax Authorities, for tax purposes the Replacement Options will be subject to the same terms and conditions to which the corresponding Eligible Options were subject and will be governed by the provisions of Section 102 of the Tax Ordinance [New Version] that were in effect prior to the enactment of the recent tax reforms in Israel.

         The holding period for the Replacement Options will be two years commencing from the date the corresponding Eligible Options had been originally placed with a trustee. Therefore, if the two-year period commencing from the date Eligible Options were placed with the trustee does not expire prior to the Replacement Option Grant Date, then the corresponding Replacement Options will continue to be held by such trustee until the expiration of the original two-year holding period. If such two-year period expires prior to the Replacement Option Grant Date, then the corresponding Replacement Options will not need to continue to be held by a trustee, but the trustee will release the shares upon exercise of the relevant options by you.

         Upon sale of the shares by the trustee acquired upon exercise of the Replacement Options following the expiration of the two-year holding period, or upon release of such shares to the employee, the trustee is obligated to calculate the capital gains and forward the calculated tax to the Israeli Tax Authority. According to Section 102 of the Tax Ordinance [New Version] in effect prior to the enactment of the recent tax reform, the maximum marginal income tax rate is 50%.

         If the trustee releases the shares acquired upon exercise of the Replacement Options to the employee, and tax was paid upon such release as described above, then the additional capital gains due upon the sale of the shares by the employee will (i) be calculated with an increased basis equal to the fair market value of the shares upon release of the shares to the employee and (ii) the capital gains tax on the additional capital gain will be 35% if the sale is before January 2007 and 15% thereafter. (See Section 14)

         If you wish to participate in the Offer, and you are either a resident of the State of Israel or were a resident of the State of Israel at the time that you received the Eligible Options, you will be required to sign a confirmation to the Israeli Tax Authorities as a condition to your participation in which you agree to the terms of the tax ruling obtained by us. We expect to send a copy of this confirmation to you for your signature. A copy of the tax ruling is available on our Intranet system.

         We recommend that you read the tax discussion in this Offer to Exchange and discuss all of the personal tax consequences of the Offer with your financial advisor.

Q22 WILL REPLACEMENT OPTIONS BE INCENTIVE STOCK OPTIONS OR NONQUALIFIED STOCK OPTIONS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES?

A22 It is our intention to grant incentive stock options to all employee participants in the Offer to the maximum extent they qualify as incentive stock options under by the Code. It is possible, however, that a portion of the Replacement Options granted to some or all of the employee participants in the Offer will be required by the Code to be classified as nonqualified stock options. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonqualified stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. The extent to which any participant will not be granted Replacement Options which are classified for U.S. federal income tax purposes as incentive stock options will not be known until the Replacement Option Grant Date, as the exercise price of the Replacement Options will not be known until that date. (See Section 14)

         If you are a non-employee service provider, your Replacement Options will be granted as nonqualified stock options for U.S. federal income tax purposes.

         We recommend that you read the tax discussion in this Offer to Exchange and discuss the personal tax consequences of incentive stock options and nonqualified stock options with your financial advisor.

Q23 IN THE U.S., WHAT IS THE DIFFERENCE IN TAX TREATMENT BETWEEN NONQUALIFIED STOCK OPTIONS AND INCENTIVE STOCK OPTIONS?

A23 Incentive stock options are eligible for tax treatment that is potentially more favorable than the tax treatment given to nonqualified stock options, but only if certain requirements are met. Please see
         Section 14 for a description of the tax consequences that apply to each type of stock option. We also recommend that you discuss the personal tax consequences of incentive stock options and nonqualified stock options with your financial advisor.

Q24      WILL I HAVE TO PAY TAXES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE
         OFFER?

A24 You should read Section 14 for discussions of some of potential tax consequences of participating in the Offer in each jurisdiction in which we are making the Offer. You should consult with your own tax advisor to determine the specific tax consequences and social insurance contribution considerations relevant to your participation in the Offer, as the consequences to you may be dependent on your individual situation. (See "General Discussion of the Stock Option Exchange Program" and Section 14)

HOW TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS

Q25      WHAT DO I NEED TO DO TO EXCHANGE MY ELIGIBLE OPTIONS?

A25      You may complete the Election Form and submit it via fax
         (972-3-765-9412) or hand delivery to Anat Sadeh at our Israel offices, 34 Habarzel Street, Tel Aviv, 69710, Israel before 5:00 p.m., Israel time, on the Expiration Date.

         Your signed Election Form must be received by Anat Sadeh before 5:00 p.m., Israel time, on the Expiration Date. If you wish to decline this Offer, we still request that you complete, sign and submit your Election Form, checking the box that states "I decline to participate in the Exchange program." (See Section 4.) If you do not submit an Election Form you will be treated as having declined the Offer.

Q26      WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OFFER?

A26 You must submit your Election Form by 5:00 p.m., Israel time, on the Expiration Date. (See Section 4)

Q27      CAN I CHANGE MY ELECTION OR WITHDRAW FROM THE OFFER?

A27 Yes. You may change your election or withdraw from the Offer at any time before 5:00 p.m., Israel time, on the Expiration Date. You may revise your Election Form or withdraw from the Offer by submitting a revised Election Form to Anat Sadeh in the manner described in the answer to question 24 above. Your signed Election Form must be received by the contact person for your location before 5:00 p.m., Israel time, on the Expiration Date. There is no limit to the number of times you can change your election prior to the deadline. However, the last Election Form you submit prior to the deadline will be the one that governs your election.

         We intend to accept all properly executed elections promptly after the Expiration Date; however, if we have not accepted your election by June 11, 2003, you will have the right to withdraw your election at any time after that.

Q28      WHAT WILL HAPPEN IF I DON'T TURN IN MY FORM BY THE EXPIRATION DATE?

A28      If you miss this deadline, you cannot participate in the Offer. (See
         Section 4)

Q29      WHAT IF I DON'T ACCEPT THIS OFFER?

A29 This Offer is completely voluntary. You do not have to participate and there are no penalties for electing not to participate in this Offer.

MISCELLANEOUS AND MORE INFORMATION

Q30      WHERE DO I GO IF I HAVE ADDITIONAL QUESTIONS ABOUT THIS OFFER?

A30 You should e-mail questions about this Offer or requests for assistance in completing the related documentation to alex.shafir@clicksoftware.com (please be sure to include a phone number where you can be reached).

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

         IN ADDITION, THIS OFFER TO EXCHANGE AND OUR SEC REPORTS REFERRED TO ABOVE INCLUDE "FORWARD-LOOKING STATEMENTS." WHEN USED IN THIS OFFER TO EXCHANGE, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "INTEND" AND "PLAN" AS THEY RELATE TO US ARE INTENDED TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS. ALL STATEMENTS BY US REGARDING OUR EXPECTED FUTURE FINANCIAL POSITION AND OPERATING RESULTS, OUR BUSINESS STRATEGY, OUR FINANCING PLANS AND EXPECTED CAPITAL REQUIREMENTS, OUR SHARE PRICE, FORECASTED TRENDS RELATING TO OUR SERVICES OR THE MARKETS IN WHICH WE OPERATE AND SIMILAR MATTERS ARE FORWARD-LOOKING STATEMENTS. THE DOCUMENTS WE FILE WITH THE SEC, INCLUDING THE REPORTS REFERRED TO ABOVE, DISCUSS SOME OF THE RISKS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. THE SAFE HARBOR AFFORDED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 TO CERTAIN FORWARD-LOOKING STATEMENTS DOES NOT EXTEND TO FORWARD-LOOKING STATEMENTS MADE BY US IN CONNECTION WITH THE OFFER.

         PARTICIPATION IN THE OFFER INVOLVES A NUMBER OF POTENTIAL RISKS, INCLUDING THOSE DESCRIBED BELOW. THESE RISK FACTORS HIGHLIGHT THE MATERIAL RISKS OF PARTICIPATING IN THIS OFFER. ELIGIBLE PARTICIPANTS SHOULD CAREFULLY CONSIDER THESE RISKS AND ARE ENCOURAGED TO SPEAK WITH AN INVESTMENT AND TAX ADVISOR AS NECESSARY BEFORE DECIDING TO PARTICIPATE IN THE OFFER. IN ADDITION, WE STRONGLY URGE YOU TO READ THE SECTIONS IN THIS OFFER TO EXCHANGE DISCUSSING TAX CONSEQUENCES IN VARIOUS COUNTRIES, AS WELL AS THE REST OF THIS OFFER TO EXCHANGE, ALONG WITH THE ACCOMPANYING ELECTION FORM FOR A FULLER DISCUSSION OF THE RISKS THAT MAY APPLY TO YOU BEFORE DECIDING TO PARTICIPATE IN THE OFFER.

ECONOMIC RISKS
--------------

         PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO BE GRANTED ANY NEW OPTION GRANTS UNTIL DECEMBER 3, 2003 AT THE EARLIEST.

         Employees are generally eligible to be granted options at any time that our Board of Directors chooses to make them. However, if you participate in the Offer, you will not be eligible to be granted any new options until the Replacement Option Grant Date. Not participating in the Offer, however, is still no guarantee that you will be granted any new options in that period.

         IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR OPTIONS THAT YOU ELECT TO EXCHANGE ARE CANCELLED, YOUR CANCELLED OPTIONS COULD BE WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU WERE GRANTED IN EXCHANGE FOR THEM.

         For example, if you cancel Eligible Options with a $2 exercise price, and the price per Ordinary Share appreciates to $3 when the grants of Replacement Options are made, your Replacement Options will have higher exercise prices than the cancelled Eligible Options.

         IF YOU ELECT TO EXCHANGE ANY ELIGIBLE OPTIONS, YOU WILL RECEIVE FEWER SHARES UNDER THE REPLACEMENT OPTIONS THAN YOU HAD UNDER THE CANCELLED ELIGIBLE OPTIONS.

         Under the terms of the Offer, for each Ordinary Share underlying the Eligible Options you elect to cancel, you will receive between 0.50 and 0.05 shares under the Replacement Option, rounded up to the nearest whole share, depending on the exercise price of the Eligible Options that you elect.

         IF YOUR EMPLOYMENT (OR OTHER SERVICE RELATIONSHIP WITH US) TERMINATES FOR ANY REASON (INCLUDING, WITHOUT LIMITATION, DEATH, TERMINATION WITH CAUSE, TERMINATION WITHOUT CAUSE, RESIGNATION, AND REDUCTION IN WORKFORCE) AFTER THE EXPIRATION DATE BUT PRIOR TO THE GRANT OF THE REPLACEMENT OPTIONS, YOU WILL NOT BE GRANTED REPLACEMENT OPTIONS NOR WILL YOUR CANCELLED ELIGIBLE OPTIONS BE RETURNED TO YOU.

         Once your Eligible Options are cancelled, they will have been eliminated completely. Accordingly, if your employment terminates for any reason after the Expiration Date but prior to the grant of the Replacement Options, you will have the benefit of neither the cancelled Eligible Options nor any Replacement Options.

TAX RISKS
---------

         TAX-RELATED RISKS FOR U.S. RESIDENTS

         YOUR NEW OPTION WILL BE AN INCENTIVE STOCK OPTION FOR U.S. FEDERAL TAX PURPOSES, BUT ONLY TO THE MAXIMUM EXTENT IT QUALIFIES UNDER U.S. TAX LAW.

         Your Replacement Option will be an incentive stock option for purposes of U.S. tax law, but only to the extent it qualifies under the Code on the date of grant. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the Replacement Option exercise price. The excess value is deemed to be a nonqualified stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. It is possible that by participating in this exchange, your options will exceed this $100,000 limit and the excess will be treated as nonqualified stock options. In general, nonqualified stock options are less favorable to you from a tax perspective. For more detailed information, please read Section 14 the Offer to Exchange, and see the tax disclosure set forth in the prospectuses for the Option Plans.

         EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

         We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, there is a possibility that the IRS will view this offer as a modification of those options. The IRS has asserted this position in the past with respect to a different company in an option exchange program that was similar but not identical to this offer. If the IRS asserts this position with respect to our offer and is successful, it could extend the holding period that is required to be met in order for your incentive stock options to qualify for favorable tax treatment. If the holding period is extended and you sell or otherwise dispose of the modified incentive stock options before the end of the extended holding period, your incentive stock option could be taxed similarly to a nonqualified stock option. We recommend that you consult with your tax advisor to discuss this further.

         TAX-RELATED RISKS FOR U.K. RESIDENTS

         YOUR NEW OPTION WILL BE AN APPROVED OPTION FOR UK LAW PURPOSES, BUT ONLY TO THE MAXIMUM EXTENT IT QUALIFIES UNDER U.K TAX LAW.

         Your new option will be an approved option for the purpose of UK legislation, as long as it is granted under the Company's approved option plan and as long as such plan reserves its status as an approved plan under UK legislation. If the original plan for any reason loses its approved status, then your new options will be treated as unapproved options. Loss of approved status may occur if, for example, the Company or the shares under option cease to satisfy the requirements of the UK legislation, or if the Company fails to make annual returns to the UK Inland Revenue in respect of options granted and exercised under the plan. In general, unapproved options are less favorable to you from a tax perspective, as they expose you to both income tax and NIC liabilities on exercise. For more information regarding the tax consequences in the UK please refer to Section 14 to the Offer to Exchange.

         When granting approved options it is necessary to obtain agreement from the Shares Valuation unit of the Inland Revenue to the market value of the shares under option at the date of grant (as approved options may only be granted over shares with a market value of up to (pound)30,000 at the time of grant; options which are granted in excess of this limit will be unapproved options). With companies listed on NASDAQ, an agreement is usually obtained that the closing price of the shares on the day prior to the grant of the option may be treated as the market value. This agreement should have been obtained prior to the grant of the original options. If this was not the case, then it will be necessary to obtain such agreement before the grant of the new options. If such agreement is not obtained, then you will not be able to determine whether your options fall within the (pound)30,000 limit.

         TAX-RELATED RISKS FOR GERMAN RESIDENTS

         THE STOCK OPTION EXCHANGE PROGRAM MAY EXPOSE YOU TO MARGINAL RATES UPON THE EXCHANGE OF OPTIONS.

         According to the current case law of the Federal Finance Court of Germany, we believe that your canceled options as well as the new options that will be granted to you, will not be subject to German income tax. However, there is a possibility that the German tax authorities shall argue that you were enriched in some way by this act of exchanging of options which leads to an early exercise of the old options and therefore expose you to be subject to marginal taxes at that date of exchange of options.

         With respect to the tax withholding requirements, in general, these requirements are under the German entity's responsibility. However, currently a court case is pending if these obligations exist also with respect to participating individuals in a foreign plan, as yourself. Nevertheless, as this has yet to be ruled on, we recommend as do German auditors, to have a wage tax withholding mechanism in place.

         We recommend that you consult with your tax adviser to discuss this further. For more information regarding any tax consequences in Germany, please refer to Section 14 of the Offer to Exchange.

         TAX-RELATED RISKS FOR TAX RESIDENTS OF MULTIPLE COUNTRIES

         OTHER TAX RISKS MAY APPLY TO TAX RESIDENTS OF MULTIPLE COUNTRIES.

         If you are a tax resident of, or are subject to, the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

BUSINESS-RELATED RISKS

         OUR NEED FOR ADDITIONAL FINANCING IS UNCERTAIN, AS IS OUR ABILITY TO RAISE FURTHER FINANCING IF REQUIRED.

         Our ability to reach profitability using our currently available balance of cash and cash equivalents will depend on our ability to increase our revenues while continuing to reduce our expenses. We cannot assure you that we will be successful in doing so. If we are not successful in doing so, particularly given current economic conditions and potential reductions in information technology spending by our current and prospective customers, we will need to raise additional capital to finance our operations. Under current market conditions, we may not be able to do so byselling additional equity or debt securities. If we are able to issue equity or debt securities, these securities could have rights, preferences and privileges senior to those of holders of ordinary shares, and the terms of these securities could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our shareholders. Additionally, prior to the issuance of additional equity or convertible debt securities to entities outside of Israel, we will need to obtain approval from the Chief Scientist of the State of Israel and there can be no assurance that we will be able to obtain this consent in the future.

         Alternatively, we may seek other forms of financing, such as credit from banks or institutional lenders. We cannot be certain that additional financing will be available to us in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition or operating results. If the economy continues to weaken or, for any other reason, we are unable to meet our business goals, we may have to raise additional funds to respond to business contingencies, which may include the need to:

                 o   fund additional marketing expenditures;

                 o develop new or enhance existing products and services;

                 o   enhance our operating infrastructure;

                 o   respond to competitive pressures; or

                 o   acquire complementary businesses or necessary technologies.

         THE ECONOMIC OUTLOOK MAY ADVERSELY AFFECT THE DEMAND FOR OUR CURRENT PRODUCTS AND OUR RESULTS OF OPERATIONS.

         Current predictions for the general economy indicate uncertain economic conditions. Weak economic conditions may cause a reduction in information technology spending generally. Consequently, there may be an adverse impact on the demand for our products, which would adversely affect our results of operations. In addition, predictions regarding economic conditions have a low degree of certainty, and further predicting the effects of the changing economy is even more difficult. We may not accurately gauge the effect of the general economy on our business. As a result, we may not react to such changing conditions in a timely manner that may result in an adverse impact on our results of operations. Any such adverse impacts to our results of operations from a changing economy may cause the price of our ordinary shares to decline.

         WE HAVE NOT ACHIEVED PROFITABILITY.

         We expect to continue to incur significant sales and marketing and research and development expenses. Some of our expenses, such as administrative and management payroll and rent and utilities, are fixed in the short term and cannot be quickly reduced to respond to decreases in revenues. As a result, we will need to generate significant revenues to achieve and maintain profitability, which we may not be able to do.

         WE FACE RISKS RELATING TO OUR FINANCIAL STATEMENT RESTATEMENT.

         During the third quarter of 2002, our audit committee, with the assistance of outside advisors, conducted a review of our financial statements for 2000 and 2001 and the first six months of 2002. On October 21, 2002, we announced that we would restate our financial statements for 1999, 2000 and 2001 and the first six months of 2002. In addition, we announced that our audit committee had decided to recommend to our shareholders that we terminate our relationship with Luboshitz Kasierer, formerly a member firm of Arthur Andersen, as our auditors and appoint new auditors. At a shareholders' meeting held on December 31, 2002, our shareholders authorized the engagement of Brightman Almagor Brightman Almagor & Co., a member firm of Deloitte Touche Tohmatsu. Following the reaudit of our financial statements, we restated our financial statements for the announced periods and for the year ended December 31,

1999 and filed an amendment to the 10-K for the three years ended 2001 on January 24, 2003.

         The restatement of our prior financial statements may lead to litigation claims against us. The defense of claims may cause the diversion of management's attention and resources, and we may be required to pay damages if any such claims are not resolved in our favor. Any litigation, even if resolved in our favor, could cause us to incur significant legal and other expenses. In this regard, in December 2002, a lawsuit was filed against us and our current and former officers in the United States District Court for the District of Massachusetts asserting securities law claims on behalf of persons who purchased our ordinary shares between June 22, 2000 and October 21, 2002. To date, the complaint has not been served on any of the defendants, nor has the plaintiff taken any other action in connection with the matter. In addition, we have provided information regarding our financial statement restatement to the staff of the Securities and Exchange Commission on a voluntary basis, and the SEC has requested additional information. Any additional inquiry by the SEC may result in a diversion of our management's attention and resources and require additional expenses for professional services. In addition, any claims against us or any inquiry by the SEC may cause the price of our Ordinary Shares to decline.

         OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS AND IF WE FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, OUR SHARE PRICE MAY DECREASE.

         Our quarterly operating results are difficult to predict and are not a good measure for comparison. Our operating history shows that a significant percentage of our quarterly revenues come from orders placed toward the end of a quarter. From time to time, we anticipate a sale of significant size to a single customer. A delay in the completion of any sale past the end of a particular quarter could negatively impact results for that quarter, and such negative impact could be significant for the delay of a sale of significant size. Even without the delay of a significant sale, our future quarterly operating results may fluctuate significantly and may not meet the expectations of securities analysts or investors. If this occurs, the price of our ordinary shares may decrease. The factors that may cause fluctuations in our quarterly operating results include the following:

                 o   the volume and timing of customer orders;
                 o internal budget constraints and approval processes of our current and prospective clients;
                 o   The length and unpredictability of our sales cycle;
                 o the mix of revenue generated by product licenses and professional services;
                 o   the mix of revenue between domestic and foreign sources;
                 o announcements or introductions of new products or product enhancements by us or our competitors;
                 o changes in prices of and the adoption of different pricing strategies for our products and those of our competitors;
                 o   timing and amount of sales and marketing expenses;

                 o   changes in our business and partner relationships;
                 o technical difficulties or "bugs" affecting the operation of our software;
                 o   foreign currency exchange rate fluctuations; and
                 o   general economic conditions.

         FAILURE OF THE MARKET TO ACCEPT OUR PRODUCTS WOULD ADVERSELY AFFECT OUR PROFITABILITY.

         Historically, all of our operating revenue has come from sales of, and services related to, our ClickSchedule product and our ClickFix product, to clients seeking application software that enables efficient provisioning of services in enterprise environments. During the year ended December 31, 2000, we introduced three products that, together with our existing products, constitute a suite of products that offers a more comprehensive solution to our customers. On November 28, 2001 we released version 7.0 of our Service Optimization Suite that utilizes dynamic load balancing architecture, which dynamically redirects requests among a group of ClickSoftware servers running our product applications. On October 2002 we added ClickForecast to our Service Optimization suite. This increases the scalability of our products by enabling our customers to optimize additional resources by adding hardware to this group of ClickSoftware servers. Our growth depends in part on the development of market acceptance of these products. We have no guarantee that the sales of these products will develop as quickly as we anticipate, or at all. Lack of long-term demand for our new products would have a material adverse effect on our business and operating results.

         OUR SALES AND IMPLEMENTATION CYCLES DEPEND ON FACTORS OUTSIDE OUR CONTROL, WHICH MAY CAUSE QUARTERLY LICENSE AND SERVICE FEES REVENUES TO VARY SIGNIFICANTLY FROM PERIOD TO PERIOD.

         To date, our customers have taken typically from three months to nine months to evaluate our offering before making their purchase decisions. In addition, depending on the nature and specific needs of a client, the implementation of our products typically takes three to nine months. Sales of licenses and implementation schedules are subject to a number of risks over which we have little or no control, including clients' budgetary constraints, clients' internal acceptance reviews, the success and continued internal support of clients' own development efforts, the efforts of businesses with which we have relationships, the nature, size and specific needs of a client and the possibility of cancellation of projects by clients. The uncertain outcome of our sales efforts and the length of our sales cycles could result in substantial fluctuations in license revenues. Historically, a significant portion of our sales in any given quarter occur in the last two weeks of the quarter; if sales forecasted from a specific client for a particular quarter are not realized in that quarter, we are unlikely to be able to generate revenues from alternate sources in time to compensate for the shortfall. As a result, and due to the relatively large size of some orders, a lost or delayed sale could have a material adverse effect on our quarterly revenue and operating results. Moreover, to the extent that significant sales occur earlier than expected, revenue and operating results for subsequent quarters could be adversely affected.

         WE DEPEND ON KEY PERSONNEL, AND THE LOSS OF ANY KEY PERSONNEL COULD AFFECT OUR ABILITY TO COMPETE AND OUR ABILITY TO ATTRACT ADDITIONAL KEY PERSONNEL MAY BE IMPAIRED.

         We believe our future success will depend on the continued service of our executive officers and other key sales and marketing, product development and professional services personnel. Dr. Moshe BenBassat, our Chief Executive Officer, has individually participated in and has been responsible for overseeing much of the research and development of our core technologies. The services of Dr. BenBassat and other members of our senior management team and key personnel would be very difficult to replace and the loss of any of these employees could harm our business significantly. We have employment agreements with our executive officers, including Dr. Moshe BenBassat. Although these agreements generally require sixty days notification prior to departure, relationships with these officers and key employees are at will. The loss of any of our key personnel could harm our ability to execute our business strategy and compete.

         IF WE FAIL TO EXPAND OUR PROFESSIONAL SERVICES ORGANIZATION, WE MAY NOT BE ABLE TO SERVICE ADDITIONAL CLIENTS AND INSTALL ADDITIONAL LICENSES.

         We cannot be certain that we can attract or retain a sufficient number of highly qualified professional services personnel to meet our business needs. Clients that license our software typically engage our professional services organization to assist with the installation and operation of our software applications. Our professional services organization also provides assistance to our clients related to the maintenance, management and expansion of their software systems. Future growth in licenses of our software will depend in part on our ability to provide our clients with these services. In addition, we will be required to expand our professional services organization to enable us to continue to support our existing installed base of customers. If we were not able to maintain our professional services organization, our ability to support our service business would be limited.

         IF WE FAIL TO EXPAND OUR RELATIONSHIPS WITH THIRD PARTIES THAT CAN PROVIDE IMPLEMENTATION AND PROFESSIONAL SERVICES TO OUR CLIENTS, WE MAY BE UNABLE TO INCREASE OUR REVENUES AND OUR BUSINESS COULD BE HARMED.

         In order for us to focus more effectively on our core business of developing and licensing software solutions, we need to continue to establish relationships with third parties that can provide implementation and professional services to our clients. Third-party implementation and consulting firms can also be influential in the choice of resource optimization applications by new clients. If we are unable to establish and maintain effective, long-term relationships with implementation and professional services providers, or if these providers do not meet the needs or expectations of our clients, we may be unable to grow our revenues and our business could suffer. As a result of the limited resources and capacities of many third-party implementation providers, we may be unable to attain sufficient focus and resources from the third-party providers to meet all of our clients' needs, even if we establish relationships with these third parties. If sufficient resources are unavailable, we will be required to provide these services internally, which could limit our ability to meet other demands. Even if we are successful in developing relationships with third-party implementation and professional services providers, we will be subject to significant risk, as we cannot control the level and quality of service provided by third-party implementation and professional services partners.

         OUR MARKET IS HIGHLY COMPETITIVE AND ANY REDUCTION IN DEMAND FOR, OR PRICES OF, OUR PRODUCTS COULD NEGATIVELY IMPACT OUR REVENUES, REDUCE OUR GROSS MARGINS AND CAUSE OUR SHARE PRICE TO DECLINE.

         The market for our products is competitive and rapidly changing. We expect competition to increase in the future as current competitors expand their product offerings and new companies enter the market.

         Because the market for service and delivery optimization software is evolving, it is difficult to determine what portion of the market each competitor currently controls. However, competition could result in price reductions, fewer customer orders, reduced gross margin and loss of market share, any of which could cause our business to suffer. We may not be able to compete successfully, and competitive pressures may harm our business. Some of our current and potential competitors have greater name recognition, longer operating histories, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than us. In addition, some of our potential competitors are among the largest and most well capitalized software companies in the world.

         FAILURE TO FULLY DEVELOP OR MAINTAIN KEY BUSINESS RELATIONSHIPS COULD LIMIT OUR ABILITY TO SELL ADDITIONAL LICENSES THAT COULD DECREASE OUR REVENUES AND INCREASE OUR SALES AND MARKETING costs.

         We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain business relationships with software vendors, resellers, systems integrators, distribution partners and customers. If we fail to continue developing these relationships, our growth could be limited. We have entered into agreements with third parties relating to the integration of our products with their product offerings, distribution, reselling and consulting. We are currently deriving revenues from these agreements but we may not be able to derive significant revenues in the future from these agreements. In addition, our growth may be limited if prospective clients do not accept the solutions offered by our strategic partners.

         IF OUR SHARES ARE DELISTED, IT MAY BECOME MORE DIFFICULT TO SELL OUR SHARES AND THE PRICE OF OUR ORDINARY SHARES WILL LIKELY FALL.

         After and in response to our completion on February 27, 2003 of filings of Forms 10-K/A and 10-Q/A required in connection with the restatement of our financial statements for the years ending December 31, 1999, 2000, 2001 and for the six months ended June 30, 2002, the Nasdaq Listing Qualifications Department (the "Panel") ceased the process of delisting our shares from the Nasdaq SmallCap Market. The Panel also approved the resumption of trading of our ordinary shares under the ticker symbol "CKSW". Our shares had been traded under the temporary ticker symbol "CKSWE" used during the delisting evaluation process. However, we cannot assure you that our ordinary shares will continue to be listed on the Nasdaq SmallCap Market or that we will be able to meet the Nasdaq SmallCap Market continued listing criteria in the future. If our shares are delisted, our ordinary shares may become more difficult to buy and sell. In addition, the trading market for our ordinary shares will likely be adversely affected by our shares' delisting, and the decreased trading volume may cause the price of our ordinary shares to fall.

         OUR MARKET MAY EXPERIENCE RAPID TECHNOLOGICAL CHANGES THAT COULD CAUSE OUR PRODUCTS TO FAIL OR REQUIRE US TO REDESIGN OUR PRODUCTS, WHICH WOULD RESULT IN INCREASED RESEARCH AND DEVELOPMENT EXPENSES.

         Our market is characterized by rapid technological change; dynamic client needs and frequent introductions of new products and product enhancements. If we fail to anticipate or respond adequately to technology developments and client requirements, or if our product development or introduction is delayed, we may have lower revenues. Client product requirements can change rapidly as a result of computer hardware and software innovations or changes in and the emergence, evolution and adoption of new industry standards. For example, we offer Windows 2000 versions of our products due to the market acceptance of Windows 2000 over the last several years. While we interface smoothly with UNIX systems, we currently do not provide UNIX versions of our software. The actual or anticipated introduction of new products has resulted and will continue to result in some reformulation of our product offerings. Technology and industry standards can make existing products obsolete or unmarketable or result in delays in the purchase of such products. As a result, the life cycles of our products are difficult to estimate. We must respond to developments rapidly and continue to make substantial product development investments. As is customary in the software industry, we have previously experienced delays in introducing new products and features, and we may experience such delays in the future that could impair our revenue and operating results.

         OUR PRODUCTS COULD BE SUSCEPTIBLE TO ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUES, LIABILITY OR DELAYED OR LIMITED MARKET ACCEPTANCE.

         Complex software products such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. In the past, some of our products have contained errors and defects that have delayed implementation or required us to expend additional resources to correct the problems. Despite internal testing and testing by current and potential clients, and despite the history of use by our installed base of customers, our current and future products may contain as yet undetected serious defects or errors. Any such defects or errors could result in lost revenues, liability or a delay in market acceptance of these products, any of which would have a material adverse effect on our business, operating results and financial condition.

         The performance of our products also depends in part upon the accuracy and continued availability of third-party data. We rely on third parties that provide information such as street and address locations and mapping functions that we incorporate into our products. If these parties do not provide accurate information, or if we are unable to maintain our relationships with them, our reputation and competitive position in our industry could suffer and we could be unable to develop or enhance our products as required.

         OUR INTELLECTUAL PROPERTY COULD BE USED BY THIRD PARTIES WITHOUT OUR CONSENT BECAUSE PROTECTION OF OUR INTELLECTUAL PROPERTY IS LIMITED.

         Our success and ability to compete are substantially dependent upon our internally developed technology, which we protect through a combination of copyright, trade secret and trademark law. However, we may not be able to adequately protect our intellectual property rights, which may significantly harm our business. Specifically, we may not be able to protect our trademarks for our company name and our product names, and unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our products and technology is difficult, particularly in countries outside the U.S., and we cannot be certain that the steps we have taken will prevent infringement or misappropriation of our intellectual property rights.

         Our end-user licenses are designed to prohibit unauthorized use, copying or disclosure of our software and technology in the United States, Israel and other foreign countries. However, these provisions may be unenforceable under the laws of some jurisdictions and foreign countries. Unauthorized third parties may be able to copy some portions of our products or reverse engineer or obtain and use information and technology that we regard as proprietary. Third parties could also independently develop competing technology or design around our technology. If we are unable to successfully detect infringement and/or to enforce our rights to our technology, we may lose competitive position in the market. We cannot assure you that our means of protecting our intellectual property rights in the United States, Israel or elsewhere will be adequate or that competing companies will not independently develop similar technology. In addition, some of our licensed users may allow additional unauthorized users to use our software, and if we do not detect such use, we could lose potential license fees.

         OUR TECHNOLOGY AND OTHER INTELLECTUAL PROPERTY MAY BE SUBJECT TO INFRINGEMENT CLAIMS.

         Substantial litigation regarding technology rights and other intellectual property rights exists in the software industry both in terms of infringement and ownership issues. A successful claim of patent, copyright or trademark infringement or conflicting ownership rights against us could cause us to make changes in our business or significantly harm our business. We believe that our products do not infringe the intellectual property rights of third parties. However, we cannot assure you that we will prevail in all future intellectual property disputes.

         We expect that software products may be increasingly subject to third-party infringement or ownership claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Third parties may make a claim of infringement or conflicting ownership rights against us with respect to our products and technology. Any claims, with or without merit, could:

                 o   be time-consuming to defend;
                 o   result in costly litigation;
                 o   divert management's attention and resources; or
                 o   cause product shipment delays.

         Further, if an infringement or ownership claim is successfully brought against us, we may have to pay damages or royalties, enter into a licensing agreement, and/or stop selling the product or using the technology at issue. Any such royalty or licensing agreements may not be available on commercially reasonable terms, if at all.

         From time to time, we may encounter disputes over rights and obligations concerning intellectual property. We also indemnify some of our customers against claims that our products infringe the intellectual property rights of others. We have only conducted a partial search for existing patents and other intellectual property registrations, and we cannot assure you that our products do not infringe any issued patents. In addition, because patent applications in the United States and Israel are not publicly disclosed until the patent is issued, applications may have been filed which would relate to our products.

         OUR BUSINESS MAY BECOME INCREASINGLY SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

         Significant portions of our operations occur outside the United States. Our facilities are located in North America, Israel, the European continent, and the United Kingdom, and our executive officers and other key employees are dispersed throughout the world. This geographic dispersion requires significant management resources that may place us at a disadvantage compared to our locally based competitors. In addition, our international operations are generally subject to a number of risks, including:

                 o   foreign currency exchange rate fluctuations;
                 o   longer sales cycles;
                 o multiple, conflicting and changing governmental laws and regulations;
                 o expenses associated with customizing products for foreign countries;
                 o protectionist laws and business practices that favor local competition;
                 o   difficulties in collecting accounts receivable; and
                 o   political and economic instability.

         We expect international revenues to continue to account for a significant percentage of total revenues and we believe that we must continue to expand our international sales and professional services activities in order to be successful. Our international sales growth will be limited if we are unable to expand our international sales management and professional services organizations, hire additional personnel, customize our products for local markets and establish relationships with additional international distributors, consultants and other third parties. If we fail to manage our geographically dispersed organization, we may fail to meet or exceed our business plan and our revenues may decline.

         WE ARE INCORPORATED IN ISRAEL AND HAVE IMPORTANT FACILITIES AND RESOURCES LOCATED IN ISRAEL, WHICH COULD BE NEGATIVELY AFFECTED DUE TO MILITARY OR POLITICAL TENSIONS.

         We are incorporated under the laws of the State of Israel and our research and development facilities as well as significant executive offices are located in Israel. Although substantial portions of our sales currently are to customers outside of Israel, political, economic and military conditions in Israel could nevertheless directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since September 2000, a continuous armed conflict with the Palestinian authority has been taking place.

         Despite our history of avoiding adverse effects, in the future we could be adversely affected by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel. Despite past progress towards peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Several Arab countries still restrict business with Israeli companies, which may limit our ability to make sales in those countries. We could be adversely affected by restrictive laws or policies directed towards Israel or Israeli businesses.

         CERTAIN OF OUR OFFICERS AND EMPLOYEES ARE REQUIRED TO SERVE IN THE ISRAEL DEFENSE FORCES AND THIS COULD FORCE THEM TO BE ABSENT FROM OUR BUSINESS FOR EXTENDED PERIODS.

         David Schapiro, our Executive Vice President, Markets and Products, Hannan Carmeli, our Executive Vice President, Product Services and Operations, and Shmuel Arvatz, our Executive Vice President and Chief Financial Officer, as well as other male employees located in Israel are currently obligated to perform up to 39-45 days of annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time. The loss or extended absence of any of our officers and key personnel due to these requirements could harm our business.

         WE ARE AN INTERNATIONAL COMPANY AND OUR INTERNATIONAL OPERATIONS ARE EXPANDING. OUR RISK EXPOSURE TO FOREIGN CURRENCY FLUCTUATIONS IS INCREASING, AND WE MAY NOT BE ABLE TO FULLY MITIGATE THE RISK.

         Our revenue from the UK has grown both in absolute dollar basis as well as a percentage of total revenues. We are expanding operations in other areas of Europe, and income and expenses recognized in the European Community Euro will increase. In 2002, 20% of our costs were incurred in GBP and 3% in Euro. We incur a portion of our expenses, principally salaries and related personnel expenses in Israel, in NIS. In 2002, 25% of our costs were incurred in NIS. In 2002 2% of our costs incurred in Australian Dollar. In addition to above ,we have balance sheet exposure related to foreign net assets. So far our risk to foreign currency fluctuations was minimal, but We cannot assure that we will be able to adequately protect ourselves against such risks.

         THE GOVERNMENT PROGRAMS IN WHICH WE CURRENTLY PARTICIPATE AND TAX BENEFITS WHICH WE CURRENTLY RECEIVE REQUIRE US TO SATISFY PRESCRIBED CONDITIONS AND MAY BE DELAYED, TERMINATED OR REDUCED IN THE FUTURE. THIS WOULD INCREASE OUR COSTS AND TAXES.

         We receive grants from the Government of the State of Israel through the Office of the Chief Scientist of the Ministry of Industry and Trade, or the Chief Scientist, for the financing of a significant portion of our research and development expenditures in Israel, and we may apply for additional grants in the future. We cannot assure that we will continue to receive grants at the same rate or at all. The Chief Scientist budget has been subject to reductions that may affect the availability of funds for Chief Scientist grants in the future. The percentage of our research and development expenditures financed using grants from the Chief Scientist may decline in the future, and the terms of such grants may become less favorable. In connection with research and development grants received from the Chief Scientist, we must make royalty payments to the Chief Scientist on the revenues derived from the sale of products, technologies and services developed with the grants from the Chief Scientist. From time to time, the Government of Israel changes the rate of royalties we must pay, so we are unable to accurately predict this rate. In addition, our ability to manufacture products or transfer technology outside Israel without the approval of the Chief Scientist is restricted under law. Any manufacture of products or transfer of technology outside Israel will also require the company to pay increased royalties to the Chief Scientist up to 300%. We currently conduct all of our manufacturing activities in Israel and intend to continue doing so in the foreseeable future and therefore do not believe there will be any increase in the amount of royalties we pay to the Chief Scientist. Currently the office of the Chief Scientist does not consider the licensing of our software in the ordinary course of business a transfer of technology and we do not intend to transfer any technology outside of Israel. Consequently, we do not anticipate having to pay increased royalties to the Chief Scientist for the foreseeable future. In connection with our grant applications, we have made representations and covenants to the Chief Scientist regarding our research and development activities in Israel. The funding from the Chief Scientist is subject to the accuracy of these representations and covenants. If we fail to comply with any of these conditions, we could be required to refund payments previously received together with interest and penalties and would likely be denied receipt of these grants thereafter.

         WE ANTICIPATE RECEIVING TAX BENEFITS FROM THE GOVERNMENT OF THE STATE OF ISRAEL, HOWEVER THESE BENEFITS MAY BE DELAYED, REDUCED OR TERMINATED IN THE FUTURE.

         Pursuant to the Law for the Encouragement of Capital Investments, the Government of the State of Israel through the Investment Center has granted "Approved Enterprise" status to three of our existing capital investment programs. Consequently, we are eligible for certain tax benefits for the first several years in which we generate taxable income. We have not, however, begun to generate taxable income for purposes of this law and we do not expect to utilize these tax benefits for the near future. Once we begin to generate taxable income, our financial condition could suffer if our tax benefits were significantly reduced. The benefits available to an approved enterprise are dependent upon the fulfillment of certain conditions and criteria. If we fail to comply with these conditions and criteria, the tax benefits that we receive could be partially or fully canceled and we could be forced to refund the amount of the benefits we received, adjusted for inflation and interest. From time to time, the Government of Israel has discussed reducing or limiting the benefits. We cannot assess whether these benefits will be continued in the future at their current levels or at all.

         IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US, OUR OFFICERS AND DIRECTORS AND THE ISRAELI ACCOUNTANTS NAMED AS EXPERTS IN THIS STATEMENT OR TO ASSERT U.S. SECURITIES LAWS CLAIMS IN ISRAEL OR SERVE PROCESS ON SUBSTANTIALLY ALL OF OUR OFFICERS AND DIRECTORS AND THESE accountants.

         We are incorporated in Israel and maintain significant operations in Israel. Some of our executive officers and directors and the Israeli accountants named as experts in this statement reside outside of the United States and a significant portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment against us or any of those persons or to effect service of process upon these persons in the United States, based upon the civil liability provisions of the U.S. federal securities laws in an Israeli court. Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel. We have appointed ClickSoftware Inc., our U.S. subsidiary, as our agent to receive service of process in any action against us arising out of our original June 22, 2000 initial public offering. We have not given our consent for our agent to accept service of process in connection with any other claim. Furthermore, if a foreign judgment is enforced by an Israeli court, it will be payable in NIS.

         OUR OFFICERS, DIRECTORS AND AFFILIATED ENTITIES OWN A LARGE PERCENTAGE OF OUR COMPANY AND COULD SIGNIFICANTLY INFLUENCE THE OUTCOME OF ACTIONS.

         As of December 31, 2002, our executive officers, directors and entities affiliated with them beneficially owned approximately 36.7% of our outstanding ordinary shares. These shareholders, if acting together, would be able to significantly influence all matters requiring approval by our shareholders, including the election of directors. This concentration of ownership may also have the effect of delaying or preventing a change of control of our company, which could have a material adverse effect on our stock price. These actions may be taken even if our other investors oppose them.

         WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR PREVENT AN ACQUISITION OF US, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

         Provisions of Israeli corporate and tax law and of our articles of association may have the effect of delaying, preventing or making more difficult merger or other acquisition of us, even if doing so would be beneficial to our shareholders. In addition, any merger or acquisition of us will require the prior consent of the Chief Scientist. Israeli law regulates mergers, votes required to approve a merger, acquisition of shares through tender offers and transactions involving significant shareholders. In addition, our articles of association provide for a staggered board of directors and for restrictions on business combinations with interested shareholders. Any of these provisions may make it more difficult to acquire our company. Accordingly, an acquisition of us could be delayed or prevented even if it would be beneficial to our shareholders.

         OTHER ORDINARY SHARES MAY BE SOLD IN THE FUTURE. THIS COULD DEPRESS THE MARKET PRICE FOR OUR ORDINARY SHARES.

         As of December 31, 2002, we had 26,373,249 ordinary shares outstanding (net of 39,000 shares held in treasury), including shares held by a trustee for issuance under outstanding options. In addition, as of December 31, 2002, we had 2,919,364 ordinary shares issueable upon exercise of outstanding options, and 2,147,618 additional ordinary shares reserved for issuance pursuant to our stock option plans and employee share purchase plan. If our existing shareholders or we sell a large number of our ordinary shares, the price of our ordinary shares could fall dramatically. Restrictions under the securities laws limit the number of ordinary shares available for sale by our shareholders in the public market. We have filed a Registration Statement on Form S-8 to register for resale the ordinary shares reserved for issuance under our stock option plans.

         IF WE ARE CHARACTERIZED AS A PASSIVE FOREIGN INVESTMENT COMPANY, OUR UNITED STATES SHAREHOLDERS WILL BE SUBJECT TO ADVERSE TAX CONSEQUENCES.

         If, for any taxable year, either, (1) 75% or more of our gross income is passive income or (2) 50% or more of the fair market value of our assets, including cash (even if held as working capital), produce or are held to produce passive income, we may be characterized as a "passive foreign investment company" ("PFIC") for United States federal income tax purposes. Passive income includes dividends, interest, royalties, rents annuities and the excess of gains over losses from the disposition of assets, which produce passive income. For purposes of the asset test, cash is considered to be an asset which produces passive income. As a result of our cash position and the decline in the value of our assets, there is a substantial risk that we are a PFIC for U.S. federal income tax purposes.

         If we are characterized as a PFIC, our shareholders who are residents of the United States will be subject to adverse United States tax consequences. Our treatment as a PFIC could result in a reduction in the after-tax return to shareholders resident in the United States and may cause a reduction in the value of such shares. If we were to be treated as a PFIC, our shareholders will be required, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain "excess distributions" including any gain on the sale of ordinary shares. In order to avoid this tax consequence, they (1) may be permitted to make a "qualified electing fund" election (however the company does not currently intend to take the action necessary for our shareholders to make a "qualified electing fund" election, in which case, in lieu of such treatment they would be required to include in their taxable income certain undistributed amounts of our income) or (2) may elect to mark-to-market the ordinary shares and recognize ordinary income (or possible ordinary loss) each year with respect to such investment and on the sale or other disposition of the ordinary shares. Prospective investors should consult with their own tax advisors with respect to the tax consequences applicable to them of investing in our ordinary shares.

         OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE SUBSTANTIALLY.

         The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. The price at which our ordinary shares trades is likely to be volatile and may fluctuate substantially due to factors such as:

                 o   announcements of technological innovations;
                 o   announcements relating to strategic relationships;
                 o   conditions affecting the software and Internet industries;
                 o trends related to the fluctuations of stock prices of companies such as ours;
                 o our historical and anticipated quarterly and annual operating results;
                 o variations between our actual results and the expectations of investors or published reports or analyses of ClickSoftware;
                 o announcements by us or others affecting our business, systems or expansion plans; and
                 o   general conditions and trends in technology industries.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management's attention and resources.

                                    THE OFFER

1.       TERMS OF THE OFFER; ELIGIBILITY; NUMBER OF OPTIONS; EXPIRATION DATE.

         We are offering to grant Replacement Options in exchange for Eligible Options held by eligible employees and an eligible service provider. Eligible Options are any options to purchase ordinary shares granted under the Option Plans. Employees are eligible if they are our employees (including those of our subsidiaries) (other than our Chief Executive Officer) resident in the United States, Israel, Germany and the United Kingdom. Our one service provider who is eligible is the only service provider who is resident in Israel and has received options. Employees on short-term paid leaves of absence, whether paid directly by the Company or by a third-party insurer, will be considered employees for the purposes of this Offer. We have excluded employees and service providers resident in other countries. Participation in the Offer is voluntary.

         In order to remain eligible to participate, you must remain an employee or service provider through the Expiration Date. Further, in order to receive a Replacement Option, you must remain continuously employed or continue to be a service provider through the Replacement Option Grant Date. If you do not remain an employee or service provider, as the case may be, through the Replacement Option Grant Date and your Eligible Options were cancelled under this Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated.

         Please refer to your personal Election Form, which you should be receiving shortly via mail for a listing of all of your Eligible Options granted to you under the Company's Option Plans.

         ISRAELI TAX. In accordance with a ruling obtained from the Israeli Tax Authorities, the Replacement Options be governed by the provisions of Section 102 of the Israeli Tax Ordinance [New Version] that were in effect prior to the enactment of the recent tax reforms in Israel. See Section 14 for a discussion of certain tax consequences of the Offer under Israeli tax law.

         UNITED STATES TAX. In addition, it is our intention to grant incentive stock options to all United States employee participants in the Offer to the extent permitted by the Code. It is possible, however, that a portion of the Replacement Options granted to some or all of the employee participants in the Offer will be required by the Code to be classified as nonqualified stock options. For a discussion on the consequences of these designations, see Section 14.

         U.K. TAX AND GERMAN TAX. See Section 14 for a discussion of certain tax consequences of the Offer under U.K. and German law.

         As of April 15, 2003, there were options to purchase an aggregate of 3,011,460 of our Ordinary Shares outstanding under the Option Plans. The number of outstanding

Eligible Options is 2,074,200. You may exchange one or more of your Eligible Options grants; but if you elect to exchange any Eligible Option grant, you must exchange all Eligible Options that were part of that same grant. Our Offer is subject to the terms and conditions described in this Offer. We will only accept Eligible Options that are properly exchanged and not validly withdrawn in accordance with Section 6 of this Offer before the Offer expires on the Expiration Date.

         The Replacement Options will be granted on the Replacement Option Grant Date. As explained in detail below, the number of shares underlying the Replacement Options will be less than the number of shares underlying your Eligible Options.

         The exercise price of the Replacement Options will be the closing price of our Ordinary Shares as reported by the Nasdaq SmallCap Market on the business day immediately prior to the Replacement Option Grant Date. We do not know what the exercise price of the Replacement Options will be, and therefore, we cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult with your personal advisors to determine the specific financial and tax consequences relevant to your participation in the Offer.

         The exchange ratio depends on the exercise price of the Eligible Options to be cancelled, and will range from 0.50 to 0.05 Ordinary Shares underlying each Replacement Option for each Ordinary Share underlying the corresponding cancelled Eligible Option. In order to determine the number of shares that will be subject to a Replacement Option, you must multiply the number of shares subject to your corresponding Eligible Option by the appropriate exchange ratio, and if this product results in a fractional share, round up the result to the next whole share.

         The exchange ratio will be calculated in accordance with the table below:

 Exercise Price of Eligible Option to be
                Cancelled                                Exchange Ratio
-----------------------------------------     ----------------------------------
                  $0.58                                       0.50
                0.75-0.85                                     0.35
                1.00-1.26                                     0.30
                1.39-1.83                                     0.20
                3.67-4.38                                     0.10
               8.00-10.00                                     0.05

         Each grant of Eligible Options to be cancelled could have a different exchange ratio depending on the exercise price of the Eligible Options.

         The number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

         IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES, OR YOU DO NOT CONTINUE TO BE OUR SERVICE PROVIDER, AS THE CASE MAY BE, FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT BE GRANTED ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES (OR OTHER RELEVANT RELATIONSHIP WITH US) TERMINATES AFTER YOU ELECT TO EXCHANGE YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.

         GENERALLY, REPLACEMENT OPTIONS WILL BE ISSUED UNDER THE SAME OPTION PLAN AS THE CORRESPONDING ELIGIBLE OPTION PURSUANT TO THE TERMS OF THAT OPTION PLAN. HOWEVER, REPLACEMENT OPTIONS ISSUED TO ISRAELI RESIDENTS WILL BE ISSUED UNDER THE 2000 ISRAELI PLAN (WITH CERTAIN CHANGES NECESSARY TO IMPLEMENT THE OFFER) AND THE RELATED AMENDED AND RESTATED 2000 SHARE OPTION PLAN. IF YOU ARE AN EMPLOYEE RESIDENT OUTSIDE OF THE ISRAEL OR THE UNITED STATES, ADDITIONAL TERMS AND CONDITIONS MAY BE APPLICABLE TO YOUR REPLACEMENT OPTIONS.

         See Section 15 for a description of our rights to extend, delay, terminate and amend the Offer. We will publish a notice if we decide to amend, extend or terminate the Offer.

2.       PURPOSE OF THE OFFER.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Ordinary Shares. This has reduced the potential value of options and our stock option program to our employees and service provider. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees and our service provider.

         Our Board of Directors has approved this Offer, but has no recommendation as to whether you should or should not participate. We do not know if the Replacement Options will have a lower exercise price than the Eligible Options. We recognize that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial and/or tax situation.

3.       FUTURE PLANS.

         We consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures, the purchase or sale of assets and the purchase, repurchase or sale of securities. Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

         (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (c) any material change in our present dividend policy, or our indebtedness or capitalization;

         (d) any change in our management, including a change to the material terms of employment of any executive officer;

         (e) any change in our present Board of Directors, including a change in the number or term of directors or to fill any existing Board of Directors vacancies, other than as described in the immediately following paragraph;

         (f) any other material change in our corporate structure or business;

         (g) our Ordinary Shares not being authorized for quotation in an automated quotation system operated by a national securities association;

         (h) our Ordinary Shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

         (i)      the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Securities Exchange Act;

         (j) the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

         (k) any change in our articles of association, or any actions which may impede the acquisition of control of us by any person.

         At a meeting of the shareholders of the Company expected to be held on May 28, 2003, the following persons will be nominated to serve as directors of the Company:

                  Director                                   Term Ending
                  --------                                   -----------

                  James Thanos                                   2004

                  Roni Einav                                     2005

                  Gil Weiser                                     2005

                  Moshe BenBassat                                2006

                  Eddy Shalev                                    2006

                  Neomi Atsmon (external director)               2006

                  Dan Falk (external director)                   2006

         Ms. Atsmon and Mr. Falk will be joining Dr. Israel Borovich as external directors of the Company.

         Nathan Gantcher will not be seeking re-election for another term as a director.

         Our Board of Directors expects to grant to our employees (and those of our subsidiaries) and our service provider resident in Israel who has received options additional options to acquire Ordinary Shares under an existing or new employee stock option plans expected to be adopted later this year. The number of options to be granted to each employee will be based, among other things, on the number of options held by such employee at that time, such employee's position with the Company, and such employee's contribution to the Company's success, both in the past and as contemplated for in the future.

         Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

4.       ELECTION PROCEDURES.

         MAKING YOUR ELECTION. You will receive your Election Form via mail. Beginning on April 15, 2003, you may submit your signed completed Election Form via fax (972-3-765-9412) or hand delivery to Anat Sadeh at our Israel offices, 34 Habarzel Street, Tel Aviv, 69710, Israel before 5:00 p.m., Israel time, on the Expiration Date.

         Your signed Election Form must be received by Anat Sadeh before 5:00 p.m., Israel time, on the Expiration Date. If you wish to decline this Offer, we still request that you complete, sign and submit your Election Form, checking the box that states "I decline to participate in the Exchange program." If you do not submit an Election Form prior to the Expiration Date, or if you submit an incomplete or incorrectly completed form, you will be considered to have rejected the Offer.

         You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. You will be required to return your stock option agreements upon our request.

         The delivery of the Election Forms and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us.

         You should note that if you submit an Election Form, you consent to the collection, use, processing and transfer of personal data as described in
Section 7 of this Offer to Exchange.

         DETERMINATION OF VALIDITY; REJECTION OF ELIGIBLE OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Options that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Options or any particular option holder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the option holder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of any defects or irregularities.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange your Eligible Options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. UPON OUR ACCEPTANCE OF YOUR PROPERLY EXCHANGED ELIGIBLE OPTIONS (AND NOT BEFORE THEN), A BINDING AGREEMENT BETWEEN US AND YOU WILL BE FORMED ON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

5.       WITHDRAWAL RIGHTS AND CHANGE IN ELECTION.

         You may withdraw from the Offer or change your election at any time before 5:00 p.m., Israel time, on the Expiration Date. You may only withdraw from the Offer or change your election by following the procedures described in this Section 5.

         You may revise your Election Form to withdraw from the Offer or change your election by submitting a signed revised Election Form to Anat Sadeh at the location set forth in Section 4 above. Your signed Election Form must be received by Anat Sadeh before 5:00 p.m., Israel time, on the Expiration Date.

         The delivery of the revised Election Form and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us.

         We intend to accept all properly executed elections promptly after the Expiration Date; however, if we have not accepted your election by June 11, 2003, you will have the right to withdraw your election at any time after that.

6. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

         On the terms and subject to the conditions of this Offer and promptly following the Expiration Date, we will notify you of all Eligible Options properly accepted for exchange and cancelled. We will cancel all options accepted for exchange promptly following the Expiration Date. The Replacement Options will be granted on the Replacement Option Grant DateThe number of shares underlying the Replacement Options will be determined in accordance with the method set forth in Section 1 above. In addition, the number of shares underlying the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. If you are not a service provider or employed by us or one of our subsidiaries on the Expiration Date, then you are not eligible to participate in this Offer. If you are a service provider or an employee of ours or one of our subsidiaries as of the Expiration Date but are not employed continuously by us or one of our subsidiaries through the Replacement Option Grant Date, you will not be eligible to be granted Replacement Options (employees on short-term paid leaves of absence, whether paid directly by the Company or by third-party insurers, will be considered employees for the purposes of this Offer).

         We will notify you if we reject your election to exchange your Eligible Options. If we do not notify you of a rejection, you may assume that on the Expiration Date your properly executed and delivered Election Form has been accepted. After the Expiration Date, we will provide you with a letter confirming our acceptance of your Eligible Options, stating the number of Replacement Options that we will grant to you.

7.       CONDITIONS OF THE OFFER.

         If at any time on or before the Expiration Date we determine that any event has occurred that, in our reasonable judgment makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, we will not be required to accept any Eligible Options that you elect to exchange and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case subject to Rule 13e-4(f)(5) of the Securities Exchange Act, for the following reasons:

         o there has been threatened or instituted or is pending any action, proceeding or litigation that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer, the issuance of new options, or otherwise relates in any manner to this Offer or that, in our reasonable judgment, could materially and adversely affect our or any of our subsidiaries' business, condition (financial or other), income, operations or prospects, or otherwise materially impair the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this Offer to us (as such contemplated benefits are described in Section 2 of this Offer to Exchange);

         o any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which, in our reasonable judgment, would or might directly or indirectly:

                  (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

                  (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

                  (c) materially impair the benefits we believe we will receive from the Offer (as such contemplated benefits are described in Section 2 of this Offer to Exchange); or

                  (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

         o        there is:

                  (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                  (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel, whether or not mandatory;

                  (c) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or Israel;

                  (d) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States or Israel;

                  (e) any change in the general political, market, economic or financial conditions in Israel, the United States or other countries that could, in our reasonable judgment, have a material adverse effect on our or any of our subsidiaries' business, condition (financial or other), operations or prospects or on the trading in our Ordinary Shares;

                  (f) any change in the general political, market, economic or financial conditions in the Israel, the United States or other countries, including without limitation, as a result of terrorist activities after the date hereof, that could have a material adverse effect on our or any of our subsidiaries' business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with this Offer;

                  (g) in the case of any of the foregoing existing at the time of the commencement of this Offer, if there is, in our reasonable judgment, a material acceleration or worsening thereof; or

                  (h) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the commencement of the Offer;

         o there has occurred any change in generally accepted accounting principles that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this Offer;

         o a tender or exchange offer with respect to some or all of our Ordinary Shares, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                  (a)      any person, entity or "group," within the meaning of
                           Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Ordinary Shares, or any new group shall have been formed that beneficially owns more than 5% of our outstanding Ordinary Shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the commencement of the Offer;

                  (b)      any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding Ordinary Shares; or

                  (c) any person, entity or group shall have made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

         o any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be materially adverse to us.

         As a condition of participating in the Offer, you consent to the collection, use, processing and transfer of personal data as described in this paragraph. You understand that the Company and its subsidiaries (including your employer) hold certain personal information about you, including your name, home address and telephone number, date of birth, national identity number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Offer ("Data"). You further understand that the Company and/or its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Offer. You understand that these recipients may be located within and outside your country of residence. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Offer, including any requisite transfer of such Data as may be required for the administration of the Offer and/or the subsequent holding of shares on your behalf, to a broker or other third party with whom you may elect to deposit any options that you are granted as a result of the Offer, or any shares purchased upon the exercise of those options. You understand that you may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the appropriate contact person as listed in
Section 4 above. You understand that withdrawal of consent will, however, affect your ability to exercise the options or realize benefits from participating in the Offer.

         If you participate in the Offer, you will not be eligible to be granted any new options until the Replacement Option Grant Date.

         The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them at any time before the Expiration Date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

         Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon everyone.

8.       PRICE RANGE OF ORDINARY SHARES.

         The Eligible Options to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of an option that we granted, the option holder becomes an owner of our Ordinary Shares. Our Ordinary Shares are quoted on the Nasdaq SmallCap Market under the symbol "CKSW." The following table shows, for the periods indicated, the high and low closing prices per share of our Ordinary Shares, as reported on the Nasdaq National Market System and the Nasdaq SmallCap Market (since August 29, 2002) for the past two years.

                            Quarter ended                              High            Low
      ---------------------------------------------------------   --------------  --------------
      Fiscal year 2003
           First quarter until March 31, 2003                         $0.23           $0.13
           Second quarter until April 11, 2003                        $0.25           $0.19

      Fiscal year 2002
           First quarter (ended March 31, 2002)                      $2.250          $1.100
           Second quarter (ended June 30, 2002)                       1.200           0.320
           Third quarter (ended September 30, 2002)                   0.580           0.360
           Fourth quarter (ended December 31, 2002)                   0.440           0.080
      Fiscal year 2001
           First quarter (ended March 31, 2001)                      $2.719          $0.750
           Second quarter (ended June 30, 2001)                       1.430           0.563
           Third quarter (ended September 30, 2001)                   1.820           0.700
           Fourth quarter (ended December 31, 2001)                   1.470           0.820

         As of April 11, 2003, the last reported sale price of our Ordinary Shares, as reported by the Nasdaq SmallCap Market, was $0.25 per share.

         We do not know whether the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Ordinary Shares before deciding whether to elect to exchange your Eligible Options.

9.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

         CONSIDERATION. The sole consideration that you will receive for the exchange of your Eligible Options will be the grant of the Replacement Options as provided in this Offer. Your Replacement Options will be exercisable for the number of Ordinary Shares determined in accordance with the method summarized in
Section 1. The number of shares of Ordinary Shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

         Generally, Replacement Options will be issued under the same Option Plan as the corresponding Eligible Option pursuant to the terms of that Option Plan. However, Replacement Options issued to Israeli residents will be issued under the 2000 Israeli Plan (with certain changes necessary to implement the Offer) and the related Amended and Restated 2000 Share Option Plan. If you are an employee resident outside of Israel or the United States, additional terms and conditions may be applicable to your Replacement Options.

         The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult with your personal advisors to determine the specific financial and tax consequences relevant to your participation in the Offer.

         As of April 11, 2003, the closing sale price of our Ordinary Shares as quoted on the Nasdaq SmallCap Market was $0.25 per share, and options to purchase an aggregate of 3,011,460 of our Ordinary Shares were outstanding under our Option Plans. The number of outstanding Eligible Options is 2,074,200. If we were to receive and accept the exchange of all of these options, we would grant Replacement Options to purchase a total of approximately 617,569 of our Ordinary Shares.

GENERAL TERMS OF THE OPTION PLANS AND THE REPLACEMENT OPTIONS.
--------------------------------------------------------------

         EXERCISE PRICE. The exercise price of the Replacement Options will be the closing price of our Ordinary Shares as reported by the Nasdaq SmallCap Market on the business day immediately prior to the Replacement Option Grant Date. We do not know what the exercise price of the Replacement Options will be, and therefore, we cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options.

         TERM OF OPTIONS. Each Replacement Option will have a term of four years from the Replacement Option Grant Date, subject to earlier termination in accordance with the Option Plans in the event of termination of employment.

         VESTING. Each Replacement Option will be fully vested and exercisable upon grant.

         MERGER OR ACQUISITION. If we merge with or are acquired by another entity between the Expiration Date and the Replacement Option Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein. However, the type of security and the number of shares underlying each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our Ordinary Shares that are outstanding at the time of the acquisition. As a result of the ratio in which our Ordinary Shares may convert into an acquiror's securities in an acquisition transaction, you may be granted options for more or fewer of the acquiror's securities than the number of shares of Ordinary Shares subject to the Eligible Options that you exchange.

         Any Replacement Options for the purchase of an acquiror's stock will have an exercise price that is equal to the fair market value of the acquiror's stock on the day prior to the Replacement Option Grant Date. If the acquiror's stock or our shares are not traded on a public market following an acquisition or other transaction for any reason, the fair market value of the acquiror's stock or our shares may be determined in good faith by the acquiror's board of directors or our board of directors, as the case may be. If we merge with or are acquired by another entity, options that are not exchanged in this Offer may receive a lower or higher exercise price, depending on the terms of the transaction, that those options that are exchanged.

         Regardless of any such merger or acquisition, the Replacement Option Grant Date will be no earlier than six months and one day after the Expiration Date. Consequently, you may not be able to exercise your new options until after the effective date of the merger or acquisition.

          You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our Ordinary Shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our ordinary shares resulting from a merger, consolidation or acquisition. The exercise price of Replacement Options granted to you after the announcement of a merger or acquisition of the Company would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options. This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate. In addition, your Replacement Options may be exercisable for stock of the acquiror, not Company ordinary shares, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger or acquisition and sell their Company ordinary shares before the effective date.

          The Amended and Restated 2000 Share Option Plan and the 2000 U.S. Option Plan generally provide that if we merge with or into another corporation, or substantially all of our assets are sold, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event the successor corporation refuses to assume or substitute for the option, the optionee will fully vest in and have the right to exercise the option as to all of the shares subject to the option, including shares as to which it would not otherwise be vested or exercisable. If the option becomes fully vested and exercisable in lieu of assumption or substitution, the optionee will be so notified, and the option will terminate upon expiration of 15 days from the date of the notice.

          CHANGE IN CAPITALIZATION.

          If a change in our capitalization, such as a stock split, stock dividend, recapitalization or other similar transaction occurs between the Expiration Date and the Replacement Option Grant Date, an appropriate adjustment will be made to the number of Ordinary Shares to be represented by the Replacement Options.

         The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to be granted any future grants of options or benefits in lieu of options.

         TERMINATION OF EMPLOYMENT OR SERVICE RELATIONSHIP. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES OR REMAIN A SERVICE PROVIDER. Your rights in the event that you are no longer employed by, or providing services to us or any of our subsidiaries at any time with respect to the Offer are as follows:

         o On or Prior to the Expiration Date - If, for any reason, your employment or service relationship with us or one of our subsidiaries terminates after you elect to exchange your options but prior to the Expiration Date, you are not eligible to participate in the Offer. Therefore, any options that you elected to exchange will not be exchanged or cancelled in the Offer, and your rights with respect to all of your options will continue to be governed by the provisions of the Option Plans under which they were granted.

         o From the day after the Expiration Date through the Replacement Option Grant Date - If, for any reason, your employment or service relationship with us or one of our subsidiaries terminates from the day after the Expiration Date through the Replacement Option Grant Date, your Eligible Options that you elect to exchange will have been cancelled and will not be returned to you, and you will not be granted any replacement options or any other consideration in exchange for them. This means that if you die, become disabled, retire or resign, with or without good reason, or we terminate your employment, or service relationship, with or without cause, prior to the Replacement Option Grant Date and after the Expiration Date, you will not receive anything for the Eligible Options that you exchanged and we cancelled.

         o After the Replacement Option Grant Date - If, for any reason, your employment or service relationship with us or one of our subsidiaries terminates for any reason after the Replacement Option Grant Date, you will already have been granted your Replacement Options and your rights with respect to those options will be governed by the provisions of the Option Plans under which the options they replace were granted.

         REGISTRATION OF OPTION SHARES. All Ordinary Shares issuable upon exercise of Replacement Options have been registered under the 1933 Act on a Registration Statement on Form S-8 filed with the SEC other than Replacement Options to be issued under our Approved U.K. Share Scheme. Unless you are restricted by our insider trading policy or considered an "affiliate" of ours under the 1933 Act, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

         Our statements in this Offer concerning the Replacement Options are merely summaries and do not purport to be complete. These statements are subject to, and are qualified in their entirety by reference to, all provisions of the respective Option Plans, each of which is incorporated by reference as an exhibit to the Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part.

10.      INFORMATION CONCERNING THE COMPANY.

         BUSINESS OF THE COMPANY

         We provide software products for optimizing service operations, which are designed to improve customer responsiveness and the utilization of service resources. Our products allow our clients to respond quickly to customers' demands for service while improving utilization of service personnel and reducing operational costs.

         We offer solutions to support the various levels of management hierarchy, including execution, operational planning, tactical planning and strategic planning levels. Our Service Optimization suite of products allows clients to concentrate on both micro and macro level scheduling, service execution, real time monitoring, short term resource planning, and long term capacity planning. Our solution is designed to enable our clients to increase the productivity of their service resources, resulting in reduced costs and increased revenue opportunities that would otherwise be lost.

         Our Service Optimization suite includes strategic and tactical workforce planning, optimized service scheduling, intelligent problem resolution, wireless workforce management, and business analytics, connecting various organizational levels and all functions, from executive strategy to operational execution.

         Our service optimization solutions are utilized by leading service organizations in several service industry segments, including:
telecommunications, computer and office equipment, industrial equipment, medical equipment, building automation, utilities, financial services, aerospace & defense, and home services.

         We have achieved our position in service chain optimization through years of experience in a variety of service operations. The result is a highly advanced technology with the flexibility to model and accommodate varying business types and processes. The ease with which it can be integrated with leading customer relationship management

(CRM) and enterprise resource planning (ERP) solutions, often with standard interface adaptors, enables ClickSoftware customers to accelerate the deployment of the solution.

         We were incorporated in Israel in 1979. We have subsidiaries in the U.S., the United Kingdom, Belgium, Germany, and Australia. Our product development efforts are conducted primarily in Israel. Our sales and marketing and implementation efforts in North America, Europe, and Asia Pacific and Africa are conducted by our subsidiaries.

         The book value per share of our ordinary shares as of December 31, 2002 was $0.25.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   Year Ended
--------------------------------------- ----------------------------------------
         December 31, 2001                           December 31, 2002
--------------------------------------- ----------------------------------------
                N/A                                         N/A
--------------------------------------- ----------------------------------------

(1) For purposes of this ratio, "earnings" consist of earnings before income taxes, minority interest and fixed charges, and "fixed charges" consist of interest on indebtedness and capital lease obligations, the interest component of rental expenses, amortization of debt discount and issuance expenses. Earnings were insufficient to cover fixed charges by $10.2 million and $8.1 million for the year ended December 31, 2002 and December 31, 2001, respectively.


11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of April 15, 2003, our executive officers and directors (10 persons), as a group, held outstanding option awards to purchase a total of 1,361,976 of our Ordinary Shares.

         As of April 15, 2003, our executive officers and directors as a group beneficially owned options outstanding under the Option Plans as set forth in the following table:

------------------------------------- ----------------------------------- -----------------------------------
                                        Number of Options to Purchase
                                            Ordinary Shares held by          Percentage of Total Options
                Plan                   executive officers and directors         Outstanding Under Plan
                ----                        ----------------------              ----------------------
                                                    56,531                               78%
1996 Option Plan
                                                    98,611                               51%
1997 Option Plan
                                                   282,006                               85%
1998 Option Plan
                                                   569,428                               73%
1999 Option Plan
                                                   200,000                               23%
2000 U.S. Option Plan
                                                   155,400                               20%
2000 Israeli Plan
------------------------------------- ----------------------------------- -----------------------------------
Total                                            1,361,976                               45%

         The following table sets forth the ownership of each of our executive officers and directors of options outstanding as of April 15, 2003.

------------------------------------- ----------------------------------- -----------------------------------
                                             Number of Options to                Percentage of Total
      Name of Beneficial Owner             Purchase Ordinary Shares              Options Outstanding
      ------------------------             ------------------------              -------------------

Dr. Moshe BenBassat                                496,392                             16.48%

Shmuel Arvatz                                           --                                --

David Schapiro                                     287,999                              9.56

Hannan Carmeli                                     132,999                              4.42

Amit Bendov                                             --                                --

Roni A. Einav                                       45,000                              1.49

Dr. Israel Borovich                                 45,000                              1.49

Nathan Gantcher                                     80,000                              2.66

Eddy Shalev                                             --                                --

James W. Thanos                                     45,000                              1.49
------------------------------------- ----------------------------------- -----------------------------------

         We have not and, to the best of our knowledge, none of our directors or executive officers or any affiliates of ours, has engaged in transactions involving options to purchase our Ordinary Shares or in transactions involving our Ordinary Shares during the past 60 days. In addition, except as otherwise described above, we are not and, to our knowledge, none of our executive officers or directors is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

         During the past 60 days, (i) we have not granted any options to purchase our Ordinary Shares and (ii) our executive officers or directors have not exercised any options to acquire Ordinary Shares.

12.      STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER.

         Many of our option holders hold options with exercise prices significantly higher than the current market price of our Ordinary Shares. We believe it is in our best interest to offer option holders an opportunity to more effectively participate in the potential growth in our stock price. However, if we immediately exchange existing options for options with lower exercise prices, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired.

         Eligible Options that have been granted under the Option Plans and that we acquire in connection with the Offer will be cancelled. Ordinary Shares that may be purchased under Eligible Options that were granted under the Amended and Restated 2000 Share Option Plan and the 2000 U.S. Option Plan will be returned to the pool of shares available for grants of new awards or options under such Option Plans without further stockholder action, except as required by applicable law or the Nasdaq SmallCap Market rules or any other securities quotation system or any stock exchange on which our Ordinary Shares are then quoted or listed.

13.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options or Replacement Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 7.

         In addition, with respect to our employees resident in Israel, we have obtained an exemption, under Section 15D of the Israeli Securities Law of 1968, from the requirement to publish a prospectus in connection with the Offer.

14.      MATERIAL TAX CONSEQUENCES.

         The following is a general summary of the material tax consequences of the exchange of Eligible Options under the Offer. It does not address all tax consequences associated with your ownership of any of our options in general. Furthermore, it does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, but is merely intended to alert you to some of the potential tax consequences you may want to consider in making your decision. Please note that tax laws change frequently, and sometimes retroactively, and vary with your individual circumstances. It is strongly recommended that you consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

         If you are a tax resident of, or are subject to, the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

         INCOME TAX CONSEQUENCES AND CONSIDERATIONS IN ISRAEL. This discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended (the "Israeli Income Tax Ordinance"), and the rules, regulations and orders promulgated under it, as well as on administrative and judicial interpretations. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders

          In accordance with a ruling obtained from the Israeli Tax Authorities, for tax purposes the Replacement Options will be subject to the same terms and conditions to which the corresponding Eligible Options were subject and will be governed by the provisions of Section 102 of the Tax Ordinance [New Version] that were in effect prior to the enactment of the recent tax reforms in Israel.

          In accordance with the ruling obtained from the Israeli Tax Authorities, the grant of the Replacement Options not be considered a taxable event and the option holder not be liable for tax at the time of the grant.

          The holding period for the Replacement Options will be two years commencing from the date the corresponding Eligible Options had been originally placed with a trustee. Therefore, if the two-year period commencing from the date Eligible Options were placed with the trustee does not expire prior to the Replacement Option Grant Date, then the corresponding Replacement Options will continue to be held by such trustee until the expiration of the original two-year holding period. If such two-year period expires prior to the Replacement Option Grant Date, then the corresponding Replacement Options will not need to continue to be held by a trustee, but the trustee will release the shares upon exercise of the relevant options by you.

           So long as the trustee exercises the Replacement Option on behalf of an employee, the exercise of the option shall not be considered a taxable event.

         Upon sale of the shares by the trustee acquired upon exercise of the Replacement Options following the expiration of the two-year holding period, or upon release of such shares to the employee, the trustee is obligated to calculate the capital gains and forward the calculated tax to the Israeli Tax Authority. In the case of the sale of the shares by the trustee, the tax would be paid on the amount by which the proceeds received from a third party exceed the exercise price. In the case of the release of the shares to the employee, the tax would be paid on the amount by which the fair market value of the shares upon release of the shares exceeds the exercise price. According to Section 102 of the Tax Ordinance [New Version] in effect prior to the enactment of the recent tax reform, the maximum marginal income tax rate is 50%.

         If the trustee releases the shares acquired upon exercise of the Replacement Options to the employee, and tax was paid upon such release as described above, then the additional capital gains due upon the sale of the shares by the employee will (i) be calculated with an increased basis equal to the fair market value of the shares upon release of the shares to the employee and (ii) the capital gains tax on the additional capital gain will be 35% if the sale is before January 2007 and 15% thereafter.

         If you wish to participate in the Offer, and you are either a resident of the State of Israel, or were a resident of the State of Israel at the time that you received the Eligible Options, you will be required to sign a confirmation to the Israeli Tax Authorities as a condition to your participation in which you agree to the terms of the tax ruling obtained by us. We expect to send a copy of this confirmation to you for your signature. A copy of the tax ruling will be available on our Intranet system.

         U.S. FEDERAL INCOME TAX CONSEQUENCES AND CONSIDERATIONS

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the Code its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. Please note that this section does not address any state or local tax consequences.

         This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a tax resident of, or are subject to, the tax laws of the United States but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

         We do not believe that you should be required to recognize income for federal income tax purposes as a result of your participation in the Offer.

         It is our intention to grant incentive stock options to all U.S. employee participants in the Offer to the maximum extent they qualify as incentive stock options under the Code. It is possible, however, that a portion of the Replacement Options granted to some or all of the participants in the Offer will be required by the Code to be classified as nonqualified stock options. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price. The excess value is deemed to be a nonqualified stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. The extent to which any participant will not receive Replacement Options which are classified for U.S. federal income tax purposes as incentive stock options will not be known until the Replacement Option Grant Date, as the exercise price will not be known until that date.

         INCENTIVE STOCK OPTIONS. Incentive stock options granted under the Option Plans are intended to meet the definitional requirements of Section 422(b) of the Code, for "incentive stock options." Under current law, an employee who receives an incentive stock option does not recognize any taxable income upon the grant of such incentive stock option. However, an employee's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the Ordinary Shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an employee's death or disability, if an option is exercised more than 3 months after the employee's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonqualified stock options, discussed below under the caption "Nonqualified Stock Options." In the case where an employee's employment terminates by reason of disability, the option will cease to be treated as an incentive stock option if it is exercised more than 1 year after the termination; and if the employee's employment terminates as a result of his or her death, this requirement does not apply. If after exercising an incentive stock option, an employee disposes of the Ordinary Shares so acquired in a "qualifying disposition," the employee will generally recognize long term capital gain or loss equal to the difference, if any, between the amount received for the shares (that is, the sale price) and the exercise price. A qualifying disposition is a sale or other disposition of the shares made after the "applicable holding period," which is any sale or disposition made:

         o more than two years from the date of grant (which, in the case of a Replacement Option, is the Replacement Option Grant Date and not the grant date of the Eligible Option which it replaced), AND

         o more than one year from the date of transfer of the Ordinary Shares pursuant to the exercise of such incentive stock option.

         If, however, an employee does not hold the shares so acquired for the applicable holding period--thereby making a "disqualifying disposition"--the employee would recognize ordinary income equal to the excess, if any, of the fair market value of the shares at the time the incentive stock option was exercised over the exercise price. The remaining gain, if any, would generally be treated as long-term or short-term capital gain, depending upon whether or not the Ordinary Shares were sold more than 1 year after the option was exercised. If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the amount realized on the disposition or sale of the Ordinary Shares is less than the fair market value of the Ordinary Shares on the date of exercise, the amount of ordinary income the employee would recognize would be limited to the gain (if any) realized on the sale.

         Unless an employee engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an employee engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the employee.

         You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, there is a possibility that the IRS will view this offer as a modification of those options. The IRS has asserted this position in the past with respect to a different company in an option exchange program that was similar but not identical to this offer. If the IRS asserts this position with respect to our offer and is successful, it could extend the holding period that is required to be met in order for your incentive stock options to qualify for favorable tax treatment. If the holding period is extended and you sell or otherwise dispose of the modified incentive stock options before the end of the extended holding period, your incentive stock option could be taxed similarly to a nonqualified stock option. We recommend that you consult with your tax advisor to discuss this further.

         NONQUALIFIED STOCK STOCK OPTIONS. Nonqualified stock options are options that do not qualify as incentive stock options under the Code. Under current law, an employee or service provider who receives a nonqualified stock option will not recognize any taxable income upon the grant of such nonqualified stock option. However, the employee or service provider generally will recognize ordinary income upon exercise of a nonqualified stock option in an amount equal to the excess of the fair market value of the shares of Ordinary Shares at the time of exercise over the exercise price. The Ordinary income recognized by an employee with respect to the exercise of a nonqualified stock option will be subject to both wage withholding and other employment taxes.

         Upon the sale or disposition of a nonqualified stock option, the remaining gain, if any, would generally be treated as long-term or short-term capital gain, depending upon whether or not the Ordinary Shares were sold more than 1 year after the option was exercised.

         We will be entitled to a deduction equal to the amount of compensation income taxable to the employee if we comply with eligible reporting requirements.

         INCOME TAX CONSEQUENCES AND CONSIDERATIONS IN GERMANY According to the current case-law of the Federal Finance Court of Germany, neither the granting of stock options itself nor the first possible date to exercise a stock option (vesting) is subject to German income tax, provided such options are not tradable. The taxable event is at the date of exercise. According to the current case laws un Germany, cancellation of old options and re-grant of new options shall not be subject to German income tax, and as long as the employee shall not be enriched in any way by such an act, it is most unlikely that the German tax authorities shall argue that an early exercise of the old options (the ones that are being canceled and replaced by new options) has accrued. The difference between the exercise price and the fair market value of the Ordinary Shares is subject to income tax as ordinary employment income when employees exercise their new options. Generally, the applicable income tax has to be withheld by the German entity (not the entity that grants the option). However, currently a court case is pending regarding the question of whether or not a wage tax withholding obligation exists for individuals participating in a foreign plan. German auditors, however, usually insist on having a wage tax withholding mechanism in place. It might take a couple of years prior to having a final ruling about the wage tax withholding obligation. It is, however, advisable to arrange for wage tax withholdings to avoid major problems during an audit. When the stock is sold, after exercise, the additional capital gain will be the difference between the stock exchange value on the day the option was exercised and the sales price. Such gain is subject to a 50% tax break and remains currently completely tax free after a year has elapsed since the option was exercised (provided the seller holds no more than 1% of the equity). However, German law might be changed with this respect. The current plan is that a flat rate of 15% of the capital gain will be taxable irrespective of the holding period of the shares. Since only 50% of the gain will be included in the tax base, the effective rate will be 7.5%. Please note that this ruling is not yet in place since the decision of the government is not expected prior to the end of March 2003.

         INCOME TAX CONSEQUENCES AND CONSIDERATIONS IN THE UNITED KINGDOM

        The receipt of the Replacement Options should not give rise to any liability for United Kingdom income taxes because the only consideration for the exchange is the Replacement Options. The receipt of Replacement Options should not be regarded as consideration paid for the exchange of the Eligible Options and consequently no liability for capital gains tax will arise from the exchange.

         Assuming that the Eligible Options were granted under the Company's approved plan and the Replacement Options are also to be granted under the Company's approved plan, so that both the Eligible Options and Replacement Options are Approved options for UK tax purposes, no income tax liability arises at the time the Replacement Options are exercised, provided that they are exercised more than three years after the date of grant (and the Company's Option Plan retains its approved status). If the option is exercised within 3 years of the date of grant, any gain that arises on exercise will be liable to income tax payable by the employee under the PAYE system.

         NIC

         Assuming that the Eligible Options were granted under the Company's approved plan and the Replacement Options are also to be granted under the Company's approved plan and therefore both the Eligible Options and Replacement Options are Approved options for UK tax purposes, there should be no NIC arising on either the exchange of options, or on exercise of the Replacement Options (provided the Company's Option Plan retains its approved status) and the option is not exercised within 3 years of the date of grant. If the option is exercised within 3 years of the date of grant the gain will be liable to both PAYE as set out above and NIC (both employees and employers).

         In addition, if your options were granted on July 20, 1999, it is possible that they may have a "Capped" NIC liability (i.e., any gain derived from exercise of the options will be calculated based on the market value of the shares under option on November 7, 2000). Usually, an election has to be made to this effect; however this is not the case if the shares were "underwater" on November 7, 2000.

         If the options were capped, and they were underwater on November 7, 2000, then provided the option exchange is at "parity", there will be no NIC liability at the date of cancellation of the existing option, or at the date of exercise of the new option. For these purposes, "parity" means that when comparing:

         a) the amount of the share option gain of the new option that would be taxable under UK legislation, had it been exercised as soon as it had been granted; to

         b) the amount of the share option gain of the existing option that would be taxable under UK legislation had it been exercised immediately before its assignment or release;

         (a)      is less than or equal to (b).

         Therefore, if an underwater option granted between April 6, 1999 and May 19, 2000 is exchanged for an option granted with an exercise price equal to the market value of the shares at the date of grant of the new option, then the parity test will be met. The effect of this is that the NIC liability of the new option will remain capped, and the new option will not be subject to a further NIC charge on exercise.

         CAPITAL GAIN TAX

         No liability to capital gains tax arises at the time an Approved option is exercised. Instead, capital gains tax arises when the shares acquired on exercise of the option are sold. The tax due is calculated on the proceeds of the sale of the shares, less the exercise price paid and any amount previously charged to income tax.

         SHARE VALUATION

         When approved options are granted, the Shares Valuation Division of the Inland Revenue ("SVD") must agree the market value of the shares under option. As the Ordinary Shares of the Company are quoted on NASDAQ, in respect of the original options the Company should have received a letter from the SVD agreeing to the Company's use of the closing price on the day prior to grant as the market value. If the Company does not have this agreement, the Company should get the market value agreed before grant of the new options.


15.      EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

         We may at any time, and from time to time, and regardless of whether or not any event listed in Section 7 of this Offer has occurred or is deemed by us to occur, extend the period of time during which the Offer is open and delay accepting any Eligible Options that are elected to be exchanged by announcing the extension and giving oral or written notice of the extension to the option holders.

         Prior to the Expiration Date, we may postpone or terminate accepting and canceling any Eligible Options if any of the conditions specified in Section 7 occur. If we do so, we will announce the postponement and give oral or written notice of the postponement to the employees eligible to participate in the Offer, which may be made by email, press release or other form of communication. Our rights under this paragraph may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we either pay the consideration offered or return the surrendered Eligible Options promptly after we terminate or withdraw the Offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to option holders or by decreasing or increasing the number of options being sought in the offer.

         We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

         If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in the Offer or the consideration being offered by us for the Eligible Options in the Offer, the Offer will remain open for at least ten (10) business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offering period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.

         For purposes of the Offer, business day means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

16.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person, to solicit holders of Eligible Options to participate in this Offer.

17.      ADDITIONAL INFORMATION.

         With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to exchange your options.

         We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

         (a) our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 24, 2003;

         (b) our Amended and Restated 2000 Share Option Plan (filed as Annex A to our Proxy Statement on Form DEF14A, filed on August 6, 2001, SEC file number 000-30827);

         (c) our 1996 Share Option Plan (filed as Exhibit 10.6 to Registration Statement on Form S-1/A SEC file number 333-30274);

         (d) our 1997 Share Option Plan (filed as Exhibit 10.7 to Registration Statement on Form S-1/A SEC file number 333-30274);

         (e) our 1998 Share Option Plan (filed as Exhibit 10.8 to Registration Statement on Form S-1/A SEC file number 333-30274);

         (f) our 1999 Share Option Plan (filed as Exhibit 10.9 to Registration Statement on Form S-1/A SEC file number 333-30274);

         (g) our 2000 U.S. Option Plan (filed as Exhibit 10.11 to Registration Statement on Form S-1/A SEC file number 333-30274);

         (h) our 2000 Israeli Plan (filed as Exhibit 10.12 to Registration Statement on Form S-1/A SEC file number 333-30274); and

         (i) our 2000 Approved U.K. Share Scheme (filed as Exhibit 10.14 to Registration Statement on Form S-1/A SEC file number 333-30274).

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

                              450 Fifth Street, N.W
                        Suite 1400 Washington, D.C. 20549

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our Ordinary Shares are quoted on the Nasdaq SmallCap Market under the symbol "CKSW" and our SEC filings can be read at the following Nasdaq SmallCap Market address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

We will also provide without charge to each employee upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be e-mailed to anat.sadeh@clicksoftware.com.

         As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.

18.      FINANCIAL STATEMENTS.

         Attached as Schedule B to this Offer to Exchange are our financial statements that are included in our annual report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 24, 2003, More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19.      FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

         This Offer to Exchange and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in the section entitled "Certain Risks of Participating in the Offer." More information about factors that potentially could affect our financial results is included in our filings with the SEC, including, but not limited to our Annual Report on Form 10-K for the year ended December 31, 2002, and our proxy materials for our Annual Meeting of Shareholders to be held in 2003.

         If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

         Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document and the Tender Offer Statement on Schedule TO.

         We have not authorized any person to make any recommendation on our behalf as to whether or not you should exchange your options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document and the Tender Offer Statement on Schedule TO. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                            Clicksoftware Technologies Ltd.

April 15, 2003

                                   SCHEDULE A

                       INFORMATION ABOUT OUR DIRECTORS AND
                               EXECUTIVE OFFICERS

         Our directors and executive officers and their positions and offices as of April 15, 2003, are set forth in the following table:

               Name          Age             Position and Offices Held
--------------------------- -----  ---------------------------------------------
 Dr. Moshe BenBassat          54   Chief Executive Officer and Chairman of the
                                   Board of Directors
 Shmuel Arvatz                40   Executive Vice President and  Chief Financial
                                   Officer
 David Schapiro               43    Executive Vice President, Markets & Products
 Hannan Carmeli               43   Senior Vice President , Product Services and
                                   Operations
 Amit Bendov                  37    Senior Vice President, Product Marketing
 Roni A. Einav                58   Director
 Dr. Israel Borovich          61   External Director
 Nathan Gantcher              62   Director
 Eddy Shalev                  55   Director
 James W. Thanos              53   Director


The address of each director and executive officer is: c\o ClickSoftware Technologies, Ltd., 34 Habarzel Street, Tel Aviv, Israel 69710.

                                   SCHEDULE B

             Financial Statements of ClickSoftware Technologies Ltd.


CLICKSOFTWARE TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                   DECEMBER 31,
                                                                                                2002         2001
                                                                                                ----         ----
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (note 5)                                                           $3,400       $8,125
  Short-term investments (note 6 & Note 14b)                                                    2,949        1,846
    Trade receivables, net of allowance for doubtful accounts of $752 and $912 as of            4,043        5,607
    December 31, 2002 and 2001,respectively (note 7)
  Other receivables and prepaid expenses (note 8)                                               1,254        1,485
                                                                                          -------------------------
     Total current assets                                                                      11,646       17,063
  Long-term investments (note 9 & note 14b)                                                       280            -
  Property and equipment, net (note 10)                                                         1,250        2,985
  Severance pay deposits (note 13)                                                                781          652
                                                                                          -------------------------
     Total assets                                                                             $13,957      $20,700
                                                                                          -------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term debt (note 11)                                                                       $17         $140
  Accounts payable and accrued expenses (note 12)                                               5,369        2,664
  Deferred revenues                                                                               411           68
                                                                                          -------------------------
     Total current liabilities                                                                  5,797        2,872
                                                                                          -------------------------

LONG-TERM LIABILITIES
  Long-term debt                                                                                    -           21
  Accrued severance pay (note 13)                                                               1,476        1,379
                                                                                          -------------------------
     Total long-term liabilities                                                                1,476        1,400
                                                                                          -------------------------
     Total liabilities                                                                          7,273        4,272
                                                                                          -------------------------

COMMITMENTS AND CONTINGENCIES (NOTE 14)

SHAREHOLDERS' EQUITY: (NOTE 15)
Special preferred shares NIS 0.02 par value
    Authorized - 5,000,000 as of December 31, 2002 and 2001; no issued and outstanding shares as of December 31, 2002 and 2001
Ordinary shares of NIS 0.02 par value:
    Authorized -- 100,000,000 as of December 31, 2002 and 2001;
    Issued -- 26,412,249 shares as of December 31, 2002 and
    26,285,464 as of December 31,2001;
    Outstanding -- 26,373,249 shares as of December 31,2002 and
    26,246,464 shares as of December 31, 2001.                                                    102          101
Additional paid-in capital                                                                     69,196       69,143
Deferred stock compensation                                                                     (101)        (401)
Accumulated deficit                                                                          (62,470)     (52,372)
Treasury stock, at cost: 39,000 shares                                                           (43)         (43)
                                                                                          -------------------------
     Total shareholders' equity                                                                 6,684       16,428
                                                                                          -------------------------
     Total liabilities and shareholders' equity                                               $13,957      $20,700
                                                                                          -------------------------


The accompanying notes are an integral part of these consolidated financial statements.


CLICKSOFTWARE TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                        2002            2001             2000
                                                                                        ----            ----             ----
Revenues (note 16):
  Software license                                                                    $7,113         $11,734           $7,412
  Services                                                                             8,640           6,441            5,178
                                                                             -------------------------------------------------
     Total revenues                                                                   15,753          18,175           12,590
                                                                             -------------------------------------------------

Cost of revenues:
  Software license                                                                       949             798              454
  Services                                                                             5,804           5,498            5,301
                                                                             -------------------------------------------------
     Total cost of revenues                                                            6,753           6,296            5,755
                                                                             -------------------------------------------------

                                                                             -------------------------------------------------
     Gross profit                                                                      9,000          11,879            6,835
                                                                             -------------------------------------------------

Operating expenses:
  Research and development expenses                                                    3,759           4,422            5,408
        Less - participation by the Chief Scientist of the Government of
        Israel  (note 14a)                                                               953           1,176            1,108
                                                                             -------------------------------------------------
  Research and development expenses, net                                               2,806           3,246            4,300
  Selling and marketing expenses                                                      10,473          12,499           13,654
  General and administrative expenses                                                  3,106           4,048            3,717
  Restructuring and assets impairment  (note 4)                                        2,665             294                -
  Amortization of deferred stock-based compensation (1)                                  300             437            1,237
                                                                             -------------------------------------------------
     Total operating expenses                                                         19,350          20,524           22,908
                                                                             -------------------------------------------------
     Operating loss                                                                 (10,350)         (8,645)         (16,073)
Interest and other income, net                                                           252             649              679
                                                                             -------------------------------------------------
Net loss                                                                           $(10,098)        $(7,996)        $(15,394)
                                                                             -------------------------------------------------

                                                                             -------------------------------------------------
Basic and diluted net loss per ordinary share                                        $(0.40)         $(0.32)          $(0.68)
                                                                             -------------------------------------------------
Shares used in computing basic and diluted net loss per share                     25,553,891      25,322,771       22,501,563
                                                                             -------------------------------------------------


(1) Amortization of deferred stock-based compensation would be further classified as follows:


                                                                            YEAR ENDED DECEMBER 31,
                                                                  2002                2001             2000

         Cost of revenues                                          $20                 $18             $112
         Research and development expenses                          44                  56              174
         Selling and marketing expenses                             12                  56              174
         General and administrative expenses                       224                 307              777
                                                        ----------------------------------------------------
         Total                                                     300                 437            1,237
                                                        ----------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                             CLICKSOFTWARE TECHNOLOGIES LTD.
                                CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                            (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  NUMBER OF                                                        LESS
                                    NUMBER OF   CONVERTIBLE             ADDITIONAL                                COST OF
                                    ORDINARY     PREFERRED     SHARE     PAID-IN      DEFERRED     ACCUMULATED   TREASURY
                                     SHARES        SHARES      CAPITAL   CAPITAL    COMPENSATION     DEFICIT      SHARES     TOTAL
                                 ---------------------------------------------------------------------------------------------------
Balance as of January 1, 2000       7,208,816     13,499,898   $  73      $ 40,052     $ (2,663)    $ (28,982)     $    -   $  8,480

Shares issued net of
issuance cost of $4,030             4,600,000              -      23        28,147             -             -          -     28,170
Conversion of preferred shares     13,499,898   (13,499,898)       -             -             -             -          -          -
Warrants exercised                    459,439              -       2           577             -             -          -        579
Employee options exercised            273,098              -       2           638             -             -          -        640
Expired options                             -              -       -         (306)           306             -          -          -
Employee Stock purchase plan           23,288              -       -            61             -             -          -         61
Amortization of deferred
compensation                                -              -       -             -         1,237             -          -      1,237
Net loss                                    -              -       -             -             -      (15,394)          -   (15,394)
                                 ---------------------------------------------------------------------------------------------------
Balance as of December 31, 2000    26,064,539              -   $ 100      $ 69,169     $ (1,120)    $ (44,376)     $    -   $ 23,773

Employee options exercised             62,020              -       -           119             -             -          -        119
Expired options                             -              -       -         (282)           282             -          -          -
Employee Stock purchase plan          158,905              -       1           137             -             -          -        138
Amortization of deferred
compensation                                -              -       -             -           437             -          -        437
Net loss                                    -              -       -             -             -       (7,996)          -    (7,996)
Treasury Shares                      (39,000)              -       -             -             -             -       (43)       (43)
                                 ---------------------------------------------------------------------------------------------------
Balance as of December 31, 2001    26,246,464              -   $ 101      $ 69,143     $   (401)    $ (52,372)     $ (43)   $ 16,428

Employee options exercised              1,500              -       -             5             -             -          -          5
Employee Stock purchase plan          125,285              -       1            48             -             -          -         49
Amortization of deferred
compensation                                -              -       -             -           300             -          -        300
Net loss                                    -              -       -             -             -      (10,098)          -   (10,098)
                                 ---------------------------------------------------------------------------------------------------
Balance as of December 31, 2002    26,373,249              -   $ 102      $ 69,196     $   (101)    $ (62,470)     $ (43)   $  6,684
                                 ---------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                         CLICKSOFTWARE TECHNOLOGIES LTD.
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (IN THOUSANDS)
                                                                                    YEAR ENDED DECEMBER 31,
                                                                             2002            2001             2000
                                                                             ----            ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:

Adjustments to reconcile net loss to net cash used in operating activities:

Net loss                                                                 $(10,098)        $(7,996)        $(15,394)
  Depreciation                                                                890             700              640
  Amortization of deferred compensation                                       300             437            1,237
  Unrealized (gain) loss from
    Investments                                                                28             395            (258)
  Severance pay, net                                                         (32)            (90)              346
  Assets impairment                                                         1,195               -                -
  Other                                                                      (35)               -                -
  Trade receivables                                                         1,564         (3,565)            1,572
  Other receivables                                                           231            (19)          (1,001)
  Accounts payable and accrued expenses                                     2,705           (489)              365
  Deferred revenues                                                           343            (59)          (1,016)

Decrease (Increase) in marketable securities, net                           1,818          14,637         (16,620)

                                                                   ------------------------------------------------
Net cash provided by (used in) operating activities
                                                                          (1,091)           3,951         (30,129)
                                                                   ------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of investments                                                   (3,229)               -                -
Purchases of equipment                                                      (315)           (390)          (2,437)
                                                                   ------------------------------------------------
Net cash used in investing activities
                                                                          (3,544)           (390)          (2,437)
                                                                   ------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term debt (net)                                                       (123)             (6)            (174)
Repayments of long-term debt                                                 (21)            (82)            (110)

Net proceeds from issuance of Ordinary shares                                   -               -           28,170
Purchase of treasury shares                                                     -            (43)                -
Net proceeds from warrants exercised                                                            -              579
Employee and ESPP options exercised                                            54             257              701
                                                                   ------------------------------------------------
Net cash (used in) provided by financing activities
                                                                             (90)             126           29,166
                                                                   ------------------------------------------------
Increase (decrease) in cash and cash equivalents
                                                                          (4,725)           3,687          (3,400)

Cash and cash equivalents at beginning of year                              8,125           4,438            7,838
                                                                   ------------------------------------------------
Cash and cash equivalents at end of year
                                                                           $3,400          $8,125           $4,438
                                                                   ------------------------------------------------

Supplemental cash flow information:
Cash paid for interest                                                        $10             $22              $86
                                                                   ------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                         CLICKSOFTWARE TECHNOLOGIES LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      (AS OF DECEMBER 31, 2002 AND 2001 AND
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000)
                            (IN THOUSANDS OF DOLLARS)

NOTE 1 -- GENERAL

ClickSoftware Technologies Ltd. (the "COMPANY" or "CLICKSOFTWARE") was incorporated in Israel and is a leading provider of end-to-end service optimization software. The ClickSoftware Service Optimization suite consists of CLICKSCHEDULE, which enables companies to automate and optimize their service resources; CLICKANALYZE, ClickPlan AND CLICKFORECAST, which enable corporate decision makers to intelligently analyze past performance, monitor current performance, and effectively plan for future service needs; and CLICKFIX AND CLICKMOBILE, which empower service personnel by providing real-time information and solutions for service related issues. ClickSoftware products are used by a wide array of companies, including customers in the telecommunications, utilities, financial services, aerospace, defense, semi-conductor, and home service industries.

The Company has incurred net operating losses since inception and, as of December 31, 2002, had an accumulated deficit of $62.5 million. The Company is subject to various risks associated with companies in a comparable stage of development, including competition from substitute products and larger competitors, dependence on key individuals, and the potential necessity to obtain adequate financing to support its growth.

On June 22, 2000, the company completed an initial public offering of its ordinary shares (the "IPO"). The offering commenced on June 22, 2000 whereby 4,000,000 ordinary shares registered under a registration statement were sold at a price of $7.00 per share. Underwriters exercised their overallotment option and purchased 600,000 additional ordinary shares at a price of $7.00 per share. The aggregate price of the offering amount registered was $32,200,000. In connection with the offering, the Company paid an aggregate of $2,254,000 in underwriting discounts and commissions to the underwriters and incurred other expenses of approximately $1.8 million.

The consolidated financial statements include the financial statements of the Company and its wholly owned SUBSIDIARIES in the U.S. (ClickSoftware, Inc.), in the U.K. (ClickSoftware Europe Limited), in Germany (ClickSoftware Central Europe, GmbH), in Belgium (ClickSoftware Belgium, N.V.) and in Australia (ClickSoftware Australia PTY, Ltd, a wholly owned subsidiary of ClickSoftware, Inc.). The SUBSIDIARIES are primarily engaged in the sale and marketing of the Company's products in North America, Europe and the rest of the world.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The financial statements have been prepared in conformity with accounting principles generally accepted in the U.S.

PRINCIPLES OF CONSOLIDATION
The financial statements include the accounts of THE COMPANY and its wholly owned subsidiaries. All significant material intercompany balances and transactions have been eliminated.

FINANCIAL STATEMENTS IN U.S. DOLLARS
The reporting currency of the Company is the U.S. dollar ("dollar"). The dollar is the functional currency of the Company and its subsidiaries. Transactions and balances originally denominated in dollars are presented at their original amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in Statement of Financial Accounting Standards ("SFAS") No. 52. All exchange gains and losses from translation of monetary balance sheet items resulting from transactions in non-dollar currencies are recorded in the statement of operations as they arise.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS
Cash equivalents consist of short-term, highly liquid investments that are readily convertible into cash with original maturities of three months or less. Bank deposits with maturities of more than three months but less than one year are included in short-term investments.

CONCENTRATION OF CREDIT RISK
Financial instruments, which potentially subject the company to credit risk, consist principally of cash instruments and accounts receivable. The Company maintains cash and cash equivalents and investments with major financial institutions and limits the amount of credit exposure with any institution. The accounts receivable are derived from sales to a large number of customers, mainly large industrial corporations and their suppliers located mainly in Europe and the United States. The Company generally does not require collateral. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts which management believes adequately covers all anticipated losses in respect of trade receivables.

PROPERTY AND EQUIPMENT
Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 16 years. Leasehold improvements are amortized using the straight-line method, over the shorter of the lease term, including renewal options, or the useful lives of the improvements.

The Company complies with provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

SOFTWARE RESEARCH AND DEVELOPMENT COSTS
Software research and development costs incurred prior to the establishment of technological feasibility are included in research and development expenses. The Company defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the products are capitalized, if material, after consideration of various factors, including net realizable value. To date, software development costs that are eligible for capitalization have not been material and have been expensed.

REVENUE RECOGNITION
The Company recognizes revenues in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 97-2, Software Revenue Recognition, as amended. In accordance with SOP 97-2, revenues from software license fees are recognized when persuasive evidence of an arrangement exists, the software product covered by written agreement or a purchase order signed by the customer has been delivered, the license fees are fixed and determinable and collection of the license fees is considered probable. Revenues from software product license agreements, which require significant customization and modification of the software product are deferred and recognized using the percentage-of-completion method of contract accounting in accordance with AICPA Statement of Position 81-1. When software arrangements involve multiple elements the Company allocates revenue to each element based on the relative fair values of the elements. The Company's determination of fair value of each element in multiple element arrangements is based on vendor-specific objective evidence
(VSOE). The Company limits its assessment of VSOE for each element to the price charged when the same element is sold separately. If vendor specific objective evidence of fair value does not exist for all elements to support the allocation of the total fee among all delivered and undelivered elements of the arrangement, revenue is deferred until such evidence exist for the undelivered elements, or until all elements are delivered, whichever is earlier.

If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer, assuming all other revenue recognition criteria have been met. Generally, the Company considers all arrangements with extended payment terms greater than nine months not to be fixed or determinable.
The Company also enters into license arrangements with resellers whereby revenues are recognized upon sale through to the end user by the reseller. Service revenues include consulting services, post-contract customer support and training. Consulting revenues are generally recognized on a time and material basis. However, revenues from certain fixed-price contracts are recognized on the percentage of completion basis. Post-contract customer support agreements provide technical support and the right to unspecified updates on an if-and-when-available basis. Post-contract customer support revenues are recognized ratably over the term of the support period (generally one year) and training and other service revenues are recognized as the related services are provided.

BASIC AND DILUTED NET LOSS PER SHARE
Basic and diluted net loss per share are presented in conformity with SFAS No. 128 "EARNINGS PER SHARE" for all years presented. Basic and diluted net loss per share have been computed using the weighted-average number of ordinary shares outstanding during the year. (See note 15).

                                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                                          2002            2001           2000
                                                                          ----            ----           ----
                                                                                   AS RESTATED    AS RESTATED
                                                              (IN THOUSANDS EXCEPT SHARE DATA AND SHARE NUMBERS)

Net loss attributable to ordinary shareholders                      $ (10,098)       $ (7,996)     $ (15,394)
Basic and diluted:
  Weighted average shares used in computing basic and
diluted net loss per ordinary share                                 25,553,891      25,322,771     22,501,563
                                                               -----------------------------------------------

                                                               -----------------------------------------------
  Basic and diluted net loss per Ordinary share                        $(0.40)         $(0.32)        $(0.68)
                                                               -----------------------------------------------

                                                               -----------------------------------------------

All convertible preferred shares, warrants for convertible preferred shares, outstanding share options and shares issued and reserved for outstanding share options have been excluded from the calculation of basic and diluted net loss per share because all such securities are anti-dilutive for all years presented. The total number of shares excluded from the calculations of basic and diluted net loss per share were 3,676,203, 3,775,971 and 2,831,718 for the years ended DECEMBER 31, 2002, 2001 and 2000, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The financial instruments of the Company consist mainly of cash and cash equivalents, short-term investments, current and non-current accounts receivable, accounts payable and long-term liabilities. In view of their nature, the fair value of the financial instruments included in working capital of the Company is usually identical or close to their carrying amounts.

STOCK-BASED COMPENSATION
The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and in accordance with FASB

Interpretation No. 44. Pursuant to these accounting pronouncements, the Company records compensation for stock options granted to employees over the vesting period of the options based on the difference, if any, between the exercise price of the options and the market price of the underlying shares at that date. Deferred compensation is amortized to compensation expense over the vesting period of the options. See below for pro forma disclosures required in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS 148.

If stock-based compensation had been measured under the alternative fair value accounting method provided for under SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION", as amended by SFAS 148, the Company's net loss and basic and diluted net loss per share would have been increased or decreased to the following pro-forma amounts:

                                                          2002                   2001                 2000
                                                          ----                   ----                 ----

                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net loss
     As reported                                       $(10,098)               $(7,996)            $(15,394)
Deduct- stock based compensation determined                  300                    437                1,237
under APB 25
 Add- stock based compensation determined                  (534)                  (627)              (1,363)
under SFAS 123
Pro-forma                                               (10,332)                (8,186)             (15,520)
Basic and diluted net loss per
   Share
     As reported                                         $(0.40)                $(0.32)              $(0.68)
     Pro-forma                                            (0.40)                 (0.32)               (0.69)

Under SFAS 123, the fair market value of each option grant is estimated on the date of grant using the "BLACK-SCHOLES OPTION PRICING" method with the following weighted-average assumptions:(1) expected life of 5 years (2001 - 1.2, 2000 - 1.2); (2) dividend yield of 0% (3) expected volatility of 149% (2001 - 122%, 2000 - 152%) and (4) risk-free interest rate of 4% (2001 - 1.75%, 2000 - 5%).


INCOME TAXES
The Company accounts for income taxes, in accordance with the provisions of SFAS 109 "ACCOUNTING FOR INCOME TAXES," under the liability method of accounting. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax basis of assets and liabilities at enacted tax rates in effect in the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized.


RECENT ACCOUNTING PRONOUNCEMENTS
In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred, rather than at the date of an entity's commitment to an exit plan. SFAS 146 requires that the liability be initially measured at fair value. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Management does not expect that adoption of SFAS No. 146 will have a material impact on its financial statements.

In November 2002, FASB Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" was issued. This interpretation requires elaborating on the disclosures that must be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of this Interpretation are effective for statements issued after December 15, 2002 and its recognition requirements are applicable for guarantees issued or modified after December 31, 2002. Management does not expect that adoption of FIN 45 will have a material impact on its financial statements.

In December 2002, the FASB issued Statement of Financial Accounting Standards Board No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123" ("SFAS 148"). SFAS 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has followed the prescribed format and has provided the additional disclosures required by SFAS 148 in these financial statements for the periods presented (see Note 2), and will also provide the disclosures in its quarterly financial statements.

NOTE 3 -- RESTATEMENT

During the third quarter of 2002, the Company's audit committee, with the assistance of outside advisors, conducted a review of its financial statements for 2000 and 2001 and for the first six months of 2002. On October 21, 2002, the Company announced that it would restate its financial statements for 2000 and 2001 and for the first six months of 2002. The restatement results primarily from the recognition of revenue from sales to reseller customers and other customers, where revenue has been recognized prematurely or should not have been recognized at all.

Following the reaudit of the Company's financial statements, the Company restated its financial statements for the announced periods and for the year ended December 31, 1999 and filed an amendment to the 10-K for the year ended December 31,2001 on January 24, 2003.

NOTE 4 -- RESTRUCTURING AND ASSETS IMPAIRMENT

In the fourth quarter of 2002, in light of the worldwide economic recession and the slowdown in investments in corporate capital expenditure, the management of the company initiated a reorganization plan aimed at reducing its operating expenses. As a result of this plan, the Company recorded in the fourth quarter of 2002 restructuring costs and assets impairment in the amount of $2,665.

The reorganization plan included the termination of employees mainly in the U.S and Israel. Terminating employees were identified by name and position in advance as part of the plan, and given termination notice during the fourth quarter of 2002. Restructuring costs relating to such employees represent severance and benefits expenses incurred by the Company in connection with the layoff of the employees.

The reduction in headcount resulted in the utilization of less office space and office equipment mainly in the U.S. Consequently the Company recorded costs in connection with payments required to terminate lease contract and write-down of equipment and leasehold improvements for which no alternative use has been found.

The restructuring costs are summarized in the following table:

                                                                   DECEMBER 31,
                                                               2002        2001
                                                                 (IN THOUSANDS)

Write-down of equipment and leasehold improvements           $1,195           -
Termination of lease contract                                   850           -
Severance and benefit expenses                                  620         294
                                                        ------------------------
                                                             $2,665        $294
                                                        ------------------------

An amount of $190 was paid through December 31, 2002. The balance of $1,280 (excluding the non-cash asset impairment) is anticipated to be paid during 2003.


NOTE 5 -- CASH AND CASH EQUIVALENTS


                                                                   DECEMBER 31,
                                                               2002        2001
                                                                 (IN THOUSANDS)

In U.S. dollars                                              $2,845      $7,784
In British Pounds                                               206         336
In NIS                                                          151           5
In Euro                                                         198           -
                                                        ------------------------
                                                             $3,400      $8,125
                                                        ------------------------

NOTE 6 -- SHORT-TERM INVESTMENTS

                                                                                   DECEMBER 31,
                                                                               2002        2001
                                                                                 (IN THOUSANDS)
Bank Deposits (see also note 14b)                                            $2,949          $0
Asset-backed Securities (average annual interest rate of 2.9%)                    -       1,545
Commercial Papers                                                                $0        $301
                                                                        ------------------------
                                                                            $ 2,949     $ 1,846
                                                                        ========================

The bank deposits bear an average annual interest rate of 2.0%.

NOTE 7 - -ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                                                   DECEMBER 31,
                                                                              2002         2001

Balance at Beginning of Year                                                     (IN THOUSANDS)
                                                                              $912         $742
Charged to expenses                                                            130        1,229
Deductions
Balance at Year end                                                          (290)      (1,059)
                                                                        ------------------------
                                                                              $752         $912
                                                                        ========================

NOTE 8 -- OTHER RECEIVABLES AND PREPAID EXPENSES

                                                                                   DECEMBER 31,
                                                                              2002         2001
                                                                                 (IN THOUSANDS)
Government participations and other government receivables                    $225         $329
Employees                                                                       36           58
Prepaid expenses                                                               674          660
Other receivables                                                              319          438
                                                                        ------------------------
                                                                            $1,254       $1,485
                                                                        ------------------------

                                                                        ------------------------

NOTE 9 -- LONG-TERM INVESTMENTS

                                                                                   DECEMBER 31,
                                                                              2002         2001
                                                                                 (IN THOUSANDS)
Bank Deposits (see also note 14b)                                             $280           $0
                                                                        ------------------------
                                                                             $ 280           $0
                                                                        ========================

The bank deposits bear an average annual interest rate of 2.0%.

NOTE 10 -- PROPERTY AND EQUIPMENT,NET

                                                                                   DECEMBER 31,
                                                                              2002         2001
                                                                                 (IN THOUSANDS)
COST
Computers and office equipment                                              $2,906       $4,221
Leasehold improvements                                                         804        1,664
Motor vehicles                                                                 409          409
                                                                        ------------------------
                                                                            $4,119       $6,294
ACCUMULATED DEPRECIATION                                                     2,869        3,309
                                                                        ------------------------
                                                                            $1,250       $2,985
                                                                        ------------------------

                                                                        ------------------------

     See also Note 4 Restructuring and assets impairment.

NOTE 11 -- SHORT-TERM DEBT

                                                                                   DECEMBER 31,
                                                                              2002         2001
                                                                                 (IN THOUSANDS)
Short-term debt                                                                 $0          $72
Current maturities on long-term debt                                            17           68
                                                                        ------------------------
                                                                               $17         $140
                                                                        ------------------------

                                                                        ------------------------

NOTE 12 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                                   DECEMBER 31,
                                                                              2002         2001
                                                                                 (IN THOUSANDS)

Suppliers                                                                   $1,083         $732
Employee and related expenses                                                1,234          941
Accrued royalties                                                              581          446
Accrued restructuring (note 4)                                               1,280            -
Other                                                                        1,191          545
                                                                        ------------------------
                                                                            $5,369       $2,664
                                                                        ------------------------

                                                                        ------------------------

NOTE 13 - ACCRUED SEVERANCE PAY
Under Israeli law and labor agreements, the Company is required to make severance payments to its dismissed employees and employees leaving its employment in certain other circumstances. The Company's severance pay obligation to its employees, which is calculated on the basis of the salary of each employee for the last month of the reported period multiplied by the years of such employee's employment, is reflected by the accrual presented in the balance sheet and is partially funded by deposits with insurance companies and provident funds.

Severance pay expenses amounted to $283, 266, and $562 for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 14 -- COMMITMENTS AND CONTINGENCIES
A: In connection with its research and development, the Company received grants from the State of Israel in the total amount of $6,320. The Company is committed to pay royalties at a rate of 3% to 5% of sales of the developed product, up to 100% -- 150% of the amount of grants received with annual interest of LIBOR as of the date of approval for programs approved from 1999 and thereafter. The Company so far has paid or accrued royalties through December 31, 2002 of $2,335. The total additional contingent liability to pay royalties is $3,908.The payment of royalties is contingent on future sales and the Company has no obligation to refund these grants, if sufficient sales are not generated.

B: The Company has entered into standby letters of credit agreements with a bank primarily relating to the guarantee of future performance on certain contracts and office lease payments. As of December 31, 2002 contingent liabilities on outstanding letters of credit agreements aggregated approximately $2.6 million of which $0.28 million expires after December 31, 2003. The letters of credit are secured by $2.9 million in deposits, with the bank, to cover any potential payments under the guarantees.

C: The Company operates from leased facilities in Israel, the United States, U.K., Belgium and Germany, for periods expiring in the years 2003 through 2005. Minimum future rental payments, as of December 31, 2002 are as follows:

                                         (IN THOUSANDS)
                                      --------------------

                          2003                       $614
                          2004                        408
                          2005                         75
                                      --------------------
                                                   $1,097
                                      --------------------

                                      --------------------

     Rent expense amounted to $1,139, $1,138 and $1,039 for the years ended December 31, 2002, 2001 and 2000, respectively.

D: In December 2002, a lawsuit was filed against the Company and its current and former officers in the United States District Court for the District of Massachusetts asserting securities law claims on behalf of persons who purchased the Company's ordinary shares between June 22, 2000 and October 21, 2002. To date, the complaint has not been served on any of the defendants, nor has the plaintiff taken any other action in connection with the matter.

NOTE 15 -- SHAREHOLDERS' EQUITY

A. SHARE CAPITAL -- COMPRISES OF SHARES OF NIS 0.02 PAR VALUE.

The amount of shares issued includes shares reserved for issuance to employees held in reserve by a trustee. The total number of ordinary shares held by the trustee is 756,839 as of December 31, 2002, and 761,189 as of December 31, 2001.

B. ISSUANCES

In March 2000 the Company granted a warrant to purchase 76,200 ordinary shares at an exercise price of $0.01 per share to an investor in connection with the issuance of preferred convertible shares in December 1999. This warrant was exercised in March 2000.

In February 2000, 15,329 ordinary shares were allocated to a consultant in accordance with an agreement for services provided in 1997 valued at $15,000. These shares were released from ordinary shares held in reserve by a trustee.

In March 2000, a shareholder exercised a warrant to acquire 18,926 Ordinary shares at an exercise price of $0.58 per share.

In March 1998, warrants to purchase 393,552 shares were issued. In June 2000, prior to the IPO, the March 1998 warrants were exercised as follows: 289,131 shares at an exercise price of $1.96 and 75,182 shares without cash consideration.

On June 22, 2000, the Company completed the initial public offering of its ordinary shares. A total of 4,000,000 ordinary shares were sold to the public at a price of $7.00 per share. Cash proceeds to the Company net of $1.96 million in underwriting discounts before expenses, were approximately $26.04 million.

C. EMPLOYEE, DIRECTORS, AND CONSULTANT OPTION PLANS

The Company adopted new option plans in 2000. Under these plans, the Company granted 513,500, 1,375,652 and 1,015,213 options at an average exercise price of $1.28, $1.50 and $5.75 for the years ended December 31, 2002, 2001 and 2000, respectively.

During the year ended December 31,2001 the Board of Directors and Shareholders at the annual meeting approved the grants of stand-alone options to purchase 144,036 ordinary shares to directors.

Transactions related to the above discussed options and warrants granted to employees and consultants during the years ended 2002, 2001 and 2000 and the weighted average exercise prices per share and weighted average fair value of the options at the date of grant are summarized as follows:

                                                                                       WEIGHTED-
                                                                                       AVERAGE       WEIGHTED-
                                                        OPTIONS                        EXERCISE      AVERAGE
                                                        AVAILABLE      OUTSTANDING     PRICE PER     FAIR VALUE
                                                        FOR GRANT      OPTIONS (*)     SHARE         OF OPTION
                                                     --------------- --------------- ------------- --------------
Outstanding December 31, 2000                              3,385,383      2,761,049          2.65
Granted                                                  (1,519,688)      1,519,688          1.51         $ 0.72
Forfeited                                                    458,067      (458,067)          2.20
Exercised                                                          -      (150,287)          0.79
Exercised Employee Stock Purchase plan                     (158,905)              -             -
                                                     ---------------------------------------------
Outstanding December 31, 2001                              2,164,857      3,672,383          2.31


Granted                                                   (513,500)         513,500          1.28         $ 1.21
Forfeited                                                   621,556       (621,556)          1.35
Exercised                                                         -         (5,850)          0.64
Exercised Employee Stock Purchase plan                    (125,295)               -             -
                                                     ---------------------------------------------
Outstanding December 31, 2002                             2,147,618       3,558,477          2.15
                                                     ---------------------------------------------

----------------
(*) As of December 31, 2002, 2001 and 2000, 639,113, 791,031 and 912,228
outstanding options are held by a trustee and have been reserved for allocation against certain employee options granted but not yet exercised.


The following table summarizes information about options outstanding and exercisable as of DECEMBER 31, 2002:

                                       OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                         --------------------------------------------------- --------------------------------
                                            WEIGHTED-
                         NUMBER             AVERAGE          WEIGHTED-       NUMBER            WEIGHTED-
          RANGE OF       OUTSTANDING AT     REMAINING        AVERAGE         OUTSTANDING AT    AVERAGE
       EXERCISE PRICE    DECEMBER 31,       CONTRACTUAL      EXERCISE        DECEMBER 31,      EXERCISE
              $          2002               LIFE             PRICE           2002              PRICE
-------------------------------------------------------------------------------------------------------------
               0.58            639,113             2.09          $ 0.58           639,113         $ 0.58
               0.83            252,341             4.91          $ 0.83           208,236         $ 0.83
               1.83            496,390             3.96          $ 1.83           496,390         $ 1.83
               3.67             90,000             2.85          $ 3.67            90,000         $ 3.67
               8.50            205,917             6.08          $ 8.50           126,848         $ 8.50
              10.00             65,000             7.25          $10.00            43,333         $10.00
               8.00             15,000             7.41          $ 8.00            12,917         $ 8.00
               4.37            157,063             6.85          $ 4.37            92,285         $ 4.37
               3.06            143,229             7.86          $ 3.06           143,229         $ 3.06
               1.69            682,250             8.08          $ 1.69           628,375         $ 1.69
               1.21            187,600             8.58          $ 1.21           187,600         $ 1.21
        0.75 - 1.81            157,699             8.58          $ 1.21            55,395         $ 1.21
        0.85 - 1.56            168,125             9.25          $ 1.18            42,156         $ 1.16
               1.40            298,750             9.25          $ 1.40           118,125         $ 1.40
                     ------------------                                  -----------------
                             3,558,477                                          2,884,002
                     ------------------                                  -----------------

                     ------------------                                  -----------------

NOTE 16 -- SEGMENT REPORTING

The Company operates in one segment, the design, development, and marketing of software solutions. The Company's revenues by geographic area are as follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                           2002           2001          2000
                                                                           ----           ----          ----
                                                                                    (IN THOUSANDS)
REVENUE
North America                                                            $7,600         $8,493        $7,635
Europe                                                                    4,734          6,318         4,321
Israel                                                                      262            455           440
Asia Pacific and Africa                                                   3,157          2,909           194
                                                                 --------------------------------------------
                                                                        $15,753        $18,175       $12,590
                                                                 --------------------------------------------

Sales to a single customer exceeding 10% of total sales:
                                                                              %              %             %
                                                                 --------------------------------------------
Customer A                                                                    -             12             -
Long lived Assets by geographical areas is as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                         2002           2001
                                                                                         ----           ----

  NET PROPERTY AND EQUIPMENT                                                                  (IN THOUSANDS)
  North America                                                                          $254         $1,790
  Europe                                                                                  188            198
  Israel                                                                                  808            997
                                                                             --------------------------------
                                                                                       $1,250         $2,985
                                                                             --------------------------------

                                                                             --------------------------------

NOTE 17-- TAXES ON INCOME

The Company is subject to the Israeli Income Tax Law (Inflationary Adjustments), 1985, measuring income on the basis of changes in the Israeli Consumer Price Index.

Part of the Company's investment in equipment has received approvals in accordance with the Law for the Encouragement of Capital Investments, 1959 ("APPROVED ENTERPRISE" status). THE COMPANY has chosen to receive its benefits through the "ALTERNATIVE Benefits" track, and, as such, is eligible for various benefits. These benefits include accelerated depreciation of fixed assets used in the investment program, as well as a full tax exemption on undistributed income in relation to income derived from the first plan for a period of 2 years and for the second and third plans for a period of 4 years. Thereafter a reduced tax rate of 25% will be applicable for an additional period of up to 5 years for the first plan and 3 years for the second and third plans, commencing with the date on which taxable income is first earned but not later than certain dates. In the case of foreign investment of more than 25%, the tax benefits are extended to 10 years, and in the case of foreign investment ranging from 49% to 100% the tax rate is reduced on a sliding scale to 10%. The benefits are subject to the fulfillment of the conditions of the letter of approval. The first plan benefit period has already expired. The benefit periods of the second and third plans have not yet commenced. The regular tax rate applicable to THE COMPANY is 36%.

In the event of distribution by the Company of a cash dividend out of retained earnings that were tax exempt due to its approved enterprise status, the Company would have to pay a 25% corporate tax on the income from which the dividend was distributed. A 15% withholding tax may be deducted from dividends distributed to the recipients.

The Company has not provided deferred taxes on future distributions of tax-exempt earnings, as management and the Board of Directors have determined not to make any distribution that may result in a tax liability for the Company. Accordingly, such earnings have been considered to be permanently reinvested. The tax-exempt earnings may be distributed to shareholders without subjecting the Company to taxes only upon a complete liquidation of the Company.

TAX ASSESSMENTS
---------------
Final tax assessments in Israel have been received up to and including the 1998 tax year.

DEFERRED TAXES
--------------
The Company has net operating loss carryforwards in Israel of approximately $13.0 million as of December 31, 2001. In addition, losses of approximately $31.4 million are attributable to the U.S. subsidiary, which will expire between 2008 and 2014, and the European subsidiaries have tax loss carryforwards of approximately $8.4 million as of December 31, 2002. The tax loss carryforwards for Israel and the European companies have no expiration date. The Company expects that during the period in which these tax losses are utilized, its income would be substantially tax-exempt. Accordingly there will be no tax benefit available from such losses and no deferred tax assets have been included in these financial statements.

Israel and International components of income profit (loss) before taxes are:

                                                  YEAR ENDED DECEMBER 31,
                                       2002           2001              2000
                                       ----           ----              ----
                                                              (IN THOUSANDS)
Israel
                                     $(181)         $1,355          $(6,565)
International                       (9,917)        (9,351)           (8,829)
                           -------------------------------------------------
                                  $(10,098)       $(7,996)          $15,394)
                           -------------------------------------------------


NOTE 18 -- BALANCES AND TRANSACTIONS WITH RELATED PARTIES

On January 1, 1997, the Company transferred its "NESTER" division to a company under common control with the Company. The majority of the following balances and transactions are with that affiliated company.

                                                                 DECEMBER 31,
                                                             2002        2001
                                                               (IN THOUSANDS)
     Balances:
     Other Receivables                                         $3        $294

                                                        YEAR ENDED DECEMBER 31,
                                                    2002        2001       2000
                                                    ----        ----       ----
                                                           (IN THOUSANDS)
     Transactions:
       Management fee income from Nester             $48         $48        $48
       Other General and administrative expenses
                                                     $67        $165       $208


ITEM 8A. UNAUDITED CONSOLIDATED QUARTERLY FINANCIAL DATA

The following table presents the quarterly information for fiscal 2002 and 2001:

                                                              FIRST         SECOND         THIRD         FOURTH
                                                            QUARTER        QUARTER       QUARTER        QUARTER
                                                     -----------------------------------------------------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                (UNAUDITED)
2002
Net sales                                                    $3,106         $3,461        $4,609         $4,577
Gross profit                                                 $1,683         $1,776        $2,733         $2,808
Net Loss                                                   $(2,350)       $(1,828)      $(1,833)      $ (4,087)
----------------------------------------------------------------------------------------------------------------

Basic and diluted net loss per share:                      $ (0.09)       $ (0.07)      $ (0.07)       $ (0.16)
Shares used in computing basic and
                                                             25,488         25,551        25,581         25,604
  diluted net loss per share (in thousands)
Price per ordinary share - high                              $ 2.25         $ 1.20        $ 0.58         $ 0.44
Price per ordinary share - low                               $ 1.10         $ 0.32        $ 0.36         $ 0.08


2001
Net sales                                                    $4,330         $4,104        $3,776         $5,965
Gross profit                                                 $2,639         $2,284        $2,328         $4,628
Net Profit (Loss)                                          $(2,615)       $(2,690)      $(2,705)           $ 14

Basic and diluted net loss per share:                      $ (0.10)       $ (0.11)      $ (0.11)         $ 0.00
----------------------------------------------------------------------------------------------------------------
Shares used in computing basic and
  diluted net loss per share (in thousands )
                                                             25,228         25,349        25,407         25,463
Price per ordinary share - high                              $2.719         $ 1.43        $ 1.82         $ 1.47
Price per ordinary share - low                               $ 0.75         $0.563         $ 0.7         $ 0.82


The Company's ordinary shares are traded on the Nasdaq SmallCap Market. As of March 13, 2003, there were approximately 82 registered holders of ordinary shares.